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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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REDDY ICE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDDY ICE HOLDINGS, INC.

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2010

To Our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Reddy Ice Holdings, Inc. ("Reddy Ice"), to be held at 10:00 a.m., Central Daylight Time, on Thursday, April 29, 2010 at the Northpark Central Office Tower at 8750 North Central Expressway, 2nd Floor, Dallas, Texas 75231, for the following purposes:

  1.
  to elect seven directors of Reddy Ice to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

  2.
  to ratify the appointment of PricewaterhouseCoopers LLP as Reddy Ice's independent registered public accounting firm for the fiscal year ending December 31, 2010;

  3.
  to consider and approve the amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Equity Incentive and Share Award Plan, as amended; and

  4.
  to transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

        Only holders of record of Reddy Ice's common stock at the close of business on March 15, 2010 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

        Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting via the Internet or telephone. If your shares are held in the name of a bank, broker or other holder of record (i.e., in "street name"), please check your proxy card or other voting instructions to see which of these options are available to you. Even if you are attending the meeting in person, we encourage you to vote in advance by mail, Internet or telephone.

        If you are planning to attend the meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling Investor Relations at (214) 526-6740 or via the Internet at InvestorRelations@reddyice.com by April 22, 2010. If you are a holder of record and plan to attend the meeting, you also can register by checking the appropriate box on your proxy card. In addition to registering in advance, you will be required to present government issued photo identification (e.g., driver's license or passport) to enter the meeting. Packages and bags will be inspected, and bags may have to be checked, among other measures that may be employed to enhance the security of those attending the meeting. These procedures may require additional time, so please plan accordingly.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2010: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting and Proxy Statement, including Proxy Card and 2009 Annual Report to Stockholders, may be viewed at http://www.reddyiceproxy.com.

By Order of the Board of Directors,

GILBERT M. CASSAGNE Chairman of the Board of Directors, Chief Executive Officer and President

Dallas, Texas
March 24, 2010

 REDDY ICE HOLDINGS, INC.

8750 NORTH CENTRAL EXPRESSWAY, SUITE 1800

DALLAS, TEXAS 75231

PROXY STATEMENT

 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2010

 GENERAL INFORMATION ABOUT THE PROXY
MATERIALS AND THE ANNUAL MEETING

        The Board of Directors of Reddy Ice Holdings, Inc. (the "Company" or "Reddy Ice") is soliciting proxies for the 2010 Annual Meeting of Stockholders to be held at the Northpark Central Office Tower at 8750 North Central Expressway, 2nd Floor, Dallas, Texas 75231 on Thursday, April 29, 2010 at 10:00 a.m., Central Daylight Time (the "Annual Meeting"). This proxy statement and the accompanying proxy card contain information about the items you will vote on at the Annual Meeting. We began mailing this proxy statement and the enclosed proxy card on or about March 24, 2010 to all stockholders entitled to vote. The Reddy Ice Annual Report, which includes financial statements, is being sent with this proxy statement.

Who is entitled to vote?

        If you are the holder of record of common stock, $0.01 par value per share, of the Company (the "common stock") at the close of business on March 15, 2010 (the "Record Date"), you are entitled to vote at the Annual Meeting and at any and all adjournments or postponements of the Annual Meeting. You are entitled to one vote for each share of common stock you own for each matter presented for vote at the Annual Meeting. As of the close of business on the Record Date, there were 22,754,214 shares of common stock outstanding. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231.

How to vote?

        Stockholders of record may vote (i) in person by attending the Annual Meeting, (ii) by completing and returning the proxy by mail, (iii) by using the Internet or (iv) by telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then return it by following the directions on the card. Your proxy, if not properly revoked, will be voted in accordance with your instructions. If you vote by using the Internet or telephone, you do NOT need to return your proxy card. If you do not mark a selection, your proxy will be voted as recommended by the Board of Directors. Your vote is very important, so whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you on behalf of the Company. As the stockholder of record, you have the right to grant your voting proxy to the Company or to vote in person at the meeting. The Company has enclosed a proxy card for you to use.

        If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee will send you separate instructions describing the procedure for voting your shares. Your broker may vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our accounting firm, but will not be permitted to vote your shares with respect to Proposals No. 1 and 3 unless you provide instructions as to how to vote your shares. If an executed proxy card is returned by your broker which indicates that the broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of the proposals.

How can I change my vote?

        You may revoke your proxy or change your voting instructions before the time of voting at the Annual Meeting by (i) delivering a written revocation or a later-dated proxy to the Secretary of the Company at the address of the Company's principal executive offices, (ii) attending the Annual Meeting and voting in person or (iii) providing subsequent Internet or telephone voting instructions.

How many shares must be present or represented to constitute a quorum for the Annual Meeting?

        The presence of a majority of the outstanding shares, in person or represented by proxy, of the common stock entitled to vote at the Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy. Shares held of record by your broker, trustee or nominee ("Broker Shares") that are voted on any matter and abstentions are included in determining the number of votes present. Broker Shares that are not voted on any matter at the Annual Meeting are not included in determining whether a quorum is present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

How does the Board of Directors recommend that I vote?

        The Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board of Directors, "FOR" the ratification of the independent registered public accounting firm for the fiscal year ending December 31, 2010 and "FOR" the proposal to approve the amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Equity Incentive and Share Award Plan, as amended (the "Plan").

What is the voting requirement to approve each of the proposals?

        Election of Directors.    Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors for a one-year term. Abstentions and Broker Shares that are not voted in the election of directors will have no effect on the election of directors.

        Ratification of Appointment of Independent Registered Public Accounting Firm.    The appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2010 will be ratified if the votes cast, in person or by proxy, at the Annual Meeting for ratification exceed the number of votes cast against ratification. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker Shares that are not voted on the ratification of the appointment of the independent registered public accounting firm will have no effect on the proposal.

        Approval of the Amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Equity Incentive and Share Award Plan, as amended.    The amendment to the Plan will be approved if the number of votes cast, in person or by proxy, at the Annual Meeting for approval exceed the number votes cast against approval. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker Shares that are not voted on the proposal to increase the total shares authorized under the Plan will have no effect on the proposal.

        Other Matters.    The affirmative vote of the majority of shares present, in person or by proxy, at the Annual Meeting is generally required for approval for all other matters that may properly come before the Annual Meeting. If any other matter not discussed in this proxy statement properly comes before the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxy holders.

How are votes counted?

        Stockholders' proxies are received by the Company's independent proxy tabulating agent, and the vote is certified by an inspector of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards, or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspector, but such tallies will provide aggregate figures rather than names of stockholders. The inspector will notify the Company if a stockholder has failed to vote.

Who will bear the cost of soliciting votes for the Annual Meeting?

        The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this proxy statement, the proxy card and any additional soliciting materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation. In addition, the Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist with the solicitation of votes using the means referred to above, and that firm will receive a fee of approximately $5,000, plus reimbursement of out of pocket expenses. The Company will bear all costs related to such engagement.

How can interested parties communicate with the Board of Directors?

        Interested parties who want to communicate with the Board of Directors or any individual director can write to them c/o Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek. If applicable, your letter should indicate that you are a Company stockholder. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; or (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and will make those communications available to the Board of Directors upon request.

        Any interested party who wishes to communicate directly via e-mail with the presiding non-management member of the Company's Board of Directors may use a form found on the Investor Relations section of the Company's website at www.reddyice.com.

When do we anticipate mailing proxy materials to stockholders?

        It is anticipated that this proxy statement and the accompanying proxy card will be first mailed to stockholders on or about March 24, 2010.

Where can I find the voting results of the meeting?

        The preliminary voting results will be announced at the meeting. The final results will be filed in a current report on Form 8-K within four business days following the end of the meeting.

May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?

        You may submit proposals for consideration at future stockholder meetings, including director nominations.

        Under the Securities and Exchange Commission ("SEC") rules, stockholder proposals for our 2011 Annual Meeting of Stockholders must be received at our principal executive offices by November 24, 2010 to be considered for inclusion in our proxy materials relating to that meeting. Nominations for directors must be submitted as described on page 11 of this proxy statement.

        Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

 ELECTION OF DIRECTORS
(ITEM 1)

        At the Annual Meeting, seven directors, constituting the entire Board of Directors, are to be elected to hold office until the next annual meeting of the stockholders and until their respective successors have been elected and qualified. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated seven directors for election at the Annual Meeting. All of the director nominees are currently directors of Reddy Ice. Each nominee has indicated his willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of common stock is required to elect a director. Under Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, shares as to which a stockholder withholds authority to vote on the election of directors ("Abstentions") and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") will not be counted as voting on the election of directors and will not affect the election of the nominees receiving a plurality of the votes cast. Stockholders may not cumulate their votes in the election of directors. The Board of Directors recommends that you vote "FOR" each of the seven nominees described below.

        The following information regarding the director nominees of Reddy Ice, their principal occupations, employment history and directorships in certain companies is as reported by the respective individuals. All ages are reported as of March 24, 2010.

        On August 15, 2003, Packaged Ice, Inc., or Packaged Ice, merged with, and was renamed, Reddy Ice Group, Inc., or Reddy Group. On January 1, 2007, Reddy Group merged with and into its subsidiary Reddy Ice Corporation. References to "Reddy" refer to Packaged Ice for periods prior to August 15, 2003, Reddy Group for the period from August 15, 2003 to January 1, 2007, and Reddy Ice Corporation for periods after January 1, 2007. Reddy Ice Corporation was originally acquired by Packaged Ice in 1998, and references to Reddy Ice Corporation are to that entity prior to its acquisition by Packaged Ice.

DIRECTOR NOMINEES

        Gilbert M. Cassagne, 53, became Chief Executive Officer and President, and a member of the Company's Board of Directors, on June 23, 2008. Mr. Cassagne was named Chairman of the Company's Board of Directors on May 20, 2009. Prior to joining the Company, Mr. Cassagne was Chief Executive Officer of Cadbury Schweppes Americas Beverages, a division of the multinational consumer products company Cadbury Schweppes, from February 2003 to October 2007, where he also served a part of the executive board. Mr. Cassagne has held numerous other positions within Cadbury including Regional President of Asia Pacific and President of Motts. Prior to Cadbury Schweppes, Mr. Cassagne also worked for consumer products and beverage companies such as Procter & Gamble and Dr Pepper/Seven Up, Inc., prior to its acquisition by Cadbury Schweppes in April 1995. Mr. Cassagne's insights on the Company's business as Chief Executive Officer and President of the Company provide relevant information and experience to the Board of Directors.

        William P. Brick, 58, became a member of the Company's Board of Directors on August 15, 2003. Mr. Brick served as Executive Chairman from June 2008 to May 2009 and had served as Chief Executive Officer and President on an interim basis from December 2007 to June 2008, after having previously served as Executive Chairman since May 17, 2007. Prior to serving as Executive Chairman in 2007, Mr. Brick was named Chief Executive Officer of the Company and a member of the Company's Board of Directors on August 15, 2003, Chief Executive Officer and director of Reddy, in April 2001 and the Chairman of Reddy's board of directors in June 2001. Prior to joining Reddy, Mr. Brick was employed by Suiza Foods Corporation, now known as Dean Foods Company, where he served as Executive Vice President from July 1996 until October 1996 and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products. Mr. Brick's long history with the Company and, in particular, his former service as Chairman and Chief Executive Officer of the Company, provides unique perspective and experience to the Board of Directors.

        Kevin J. Cameron, 41, became a member of the Company's Board of Directors on December 31, 2008. Mr. Cameron has more than ten years of corporate governance and strategy experience. In 2003, Mr. Cameron co-founded Glass Lewis & Company, a leading independent research firm focused on issues of corporate governance. From 2001 to 2002, Mr. Cameron handled corporate affairs for Moxi Digital, a technology venture focused on digital entertainment. From 1997 to 2001, he was employed by NorthPoint Communications, a publicly-traded broadband telecommunications company. Prior to 1997, Mr. Cameron was an attorney with the corporate law firm of Kellogg, Huber, Hansen, Todd & Evans in Washington D.C. and served as a law clerk to the Hon. James L. Buckley of the United States Court of Appeals for the District of Columbia Circuit. Mr. Cameron earned a law degree from the University of Chicago and an undergraduate degree from McGill University. Mr. Cameron also serves as a director of Keryx Biopharmaceuticals, Inc. and as a member of the Shamrock Activist Value Fund's Advisory Panel. Mr. Cameron's experience in finance and corporate governance matters provides relevant expertise to the Board of Directors.

        Theodore J. Host, 64, became a member of the Company's Board of Directors on November 15, 2005. Mr. Host is a private investor. From October 2001 to April 2004, Mr. Host was the CEO and Director, and from November 1999 until October 2001 was President, CEO and a Director, of Prestige Brands International, a consumer products company. Mr. Host worked with McCown DeLeeuw & Co. to create a consumer products start-up company from March 1996 to November 1999. Prior thereto, Mr. Host served as the President and Chief Operating Officer, and later Chief Executive Officer, of The Scotts Company, a lawn care company. Mr. Host holds Bachelor of Arts and Master of Arts degrees in business from New York University. Mr. Host's executive background and experience in operations, marketing and sales, as well as his supply chain management experience, provides relevant expertise to the Board of Directors.

        Michael S. McGrath, 63, became a member of the Company's Board of Directors on February 22, 2006. Mr. McGrath is the former President and Chief Operating Officer of Dr. Pepper/Seven Up, Inc., the North American business of Cadbury Schweppes plc. From August 1998 to March 2002, Mr. McGrath was President and Chief Operating Officer of Cadbury Beverages/Seven Up. In April 2002, Mr. McGrath's responsibilities as President and Chief Operating Officer were expanded to include Cadbury Schweppes' Dr. Pepper business. Mr. McGrath retired in January 2005 and is currently a private investor. He currently serves as a director for Eaux Vives Waters Inc., Polar Corp. and The Nutrasweet Company. Mr. McGrath holds a Bachelor of Education from Boston College. Mr. McGrath's executive background and experience in marketing and sales, as well as his supply chain management experience, provides relevant expertise to the Board of Directors.

        Michael H. Rauch, 71, became a member of the Company's Board of Directors on April 17, 2008. Mr. Rauch is Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Rauch joined Fried Frank in 1968, was a partner of the firm from 1972 to 2004 and served as co-managing partner of the firm from 1998 to 2003. Mr. Rauch holds a Bachelor of Arts degree from Princeton University and an LL.B. from Harvard Law School. Mr. Rauch's legal career provides relevant expertise to the Board of Directors.

        Robert N. Verdecchio, 53, became a member of the Company's Board of Directors on September 7, 2005. Mr. Verdecchio is a private investor. From 1997 to 2004 he served as a member of the Board of Directors of Pegasus Communications Corporation when it operated as a provider of satellite, cable and broadcast television as well as of wireless internet access. Mr. Verdecchio also served as Pegasus' Chief Financial Officer from 1991 to 2000. Mr. Verdecchio holds a B.S. in Accounting from Temple University. Mr. Verdecchio's experience in finance and accounting matters provides relevant expertise to the Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Composition of the Board of Directors

        Our business is managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven directors. The rules of the New York Stock Exchange ("NYSE") require a majority of the members of our Board of Directors to be "independent" directors. No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner or partner of an organization that has a relationship with the Company. The Board of Directors observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board of Directors considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. After conducting its review of director independence in accordance with the foregoing, our Board of Directors has determined that we currently have five independent directors: Kevin J. Cameron, Theodore J. Host, Michael S. McGrath, Michael H. Rauch and Robert N. Verdecchio.

        The Board of Directors held 13 meetings during the year ended December 31, 2009 and acted four times by written consent. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board of Directors and committees on which he served during 2009.

        Our Corporate Governance Guidelines state that the Board of Directors has no policy respecting the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer of the Company. Our Corporate Governance Guidelines further state that it is the sense of the Board of Directors that it should be free to make this choice any way that seems best for the Company at a given point in time. Currently, our Chief Executive Officer also serves as chairman of the board, and the board selects a separate independent lead director.

        The Board of Directors believes that this leadership structure is best for the Company at the current time, as it appropriately balances the need for the Chief Executive Officer to run the company on a day-to-day basis with significant involvement and authority vested in the Board of Directors as a whole, the chairmen of the Board of Directors' various committees and, in particular, the role of the Chairman of the governance and nominating committee, who chairs all meetings of the non-management and independent directors and provides feedback from those meetings to the Company's management. Accordingly, the Chairman of the governance and nominating committee fulfills many of the duties of lead independent directors in other public companies.

Shamrock Agreement

        We entered into a letter agreement dated as of April 17, 2008 with Shamrock Activist Value Fund, L.P., or SAVF, and certain of SAVF's affiliates, which we refer to, together with SAVF, as the Shamrock Activist Value Fund, pursuant to which two Shamrock Activist Value Fund nominees were designated by the Shamrock Activist Value Fund and appointed to the Board of Directors.

        The letter agreement provided that, for the period, referred to as the "Effective Period," from April 17, 2008 until the earlier of December 1, 2009 and the date on which the Shamrock Activist Value Fund owns less than 5% of our outstanding common stock, the Shamrock Activist Value Fund will have the right to designate two members of the Board of Directors.

        We have been informed that, in connection with each of Mr. Cameron's and Mr. Rauch's service as a Shamrock Activist Value Fund nominee and member of the Board of Directors, SAVF agreed to (i) pay each of them an annual retainer of $150,000, with such retainer terminating at the Annual Meeting, and (ii) provide each of them with limited indemnification for acts occurring during the duration of his service prior to the date of the Annual Meeting.

        The Effective Period has ended and thus the letter agreement is no longer in effect. The directors who were previously the Shamrock Activist Value Fund nominees, Kevin J. Cameron and Michael H. Rauch, have continued to serve on the Board of Directors and are nominees for re-election at the 2010 Annual Meeting.

Committees of the Board of Directors

        Audit Committee.    Our audit committee currently consists of Kevin J. Cameron, Michael S. McGrath and Robert N. Verdecchio. Each member of the audit committee is financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, our Board of Directors has determined that Mr. Verdecchio is an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K. In accordance with the requirements of the NYSE, the audit committee is composed entirely of "independent" (as defined under Federal securities laws and the rules of the NYSE) directors. The nominating and governance committee recommends to our Board of Directors nominees for the audit committee.

        The audit committee held 12 meetings during the year ended December 31, 2009 and acted two times by written consent. The audit committee will have at least four regular meetings each year. The results of each meeting are reported at the next regular meeting of our Board of Directors.

        The audit committee has the responsibility for overseeing:

  •
  our accounting and financial reporting processes;

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  the reliability of our financial statements;

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  the effective evaluation and management of our financial risks;

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  our compliance with laws and regulations; and

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  the maintenance of an effective and efficient audit of our financial statements by a qualified independent registered public accounting firm.

        To fulfill these responsibilities, the audit committee will:

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  be aware of the current areas of greatest financial risk to us and ensure that management is effectively assessing and managing risks;

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  consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the SEC;

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  periodically review with the independent registered public accounting firm their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principles employed and related disclosures by us and the conclusions expressed in our financial reports;

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  review our accounting policies and practices to ensure they meet the requirements with respect to the rules and pronouncements of the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board;

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  select, evaluate and, if necessary, replace our independent registered public accounting firm;

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  actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent registered public accounting firm;

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  meet with the independent registered public accounting firm, the internal auditors and senior management to review the scope and methodology of the proposed audit;

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  discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

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  set clear hiring policies with respect to any current or former employees of our independent registered public accounting firm;

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  review periodically our code of conduct and obtain confirmation from management that the policies included in the code of conduct are understood and implemented;

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  establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters; and

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  have the authority to engage independent counsel and other advisers, as necessary, to carry out any of the foregoing duties.

        Our Board of Directors adopted a written charter for the audit committee, which has been filed with the SEC and is also available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the audit committee charter from: Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

        Compensation Committee.    Our compensation committee currently consists of Kevin J. Cameron, Theodore J. Host and Robert N. Verdecchio. Our Board of Directors has determined that the members of our compensation committee are "independent" in accordance with the rules of the NYSE. The nominating and governance committee recommends to our Board of Directors nominees for the compensation committee.

        The compensation committee held nine meetings during the year ended December 31, 2009 and acted six times by written consent. The compensation committee will have at least one regular meeting each year. The results of each meeting are reported at the next regular meeting of our Board of Directors.

        The primary responsibility of the compensation committee will be to develop and oversee the implementation of our philosophy with respect to the compensation of our officers. In that regard, the compensation committee will:

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  develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders;

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  recommend compensation and benefit plans to our Board of Directors for approval;

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  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;

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  determine the annual total compensation for executives in the top four salary grades of our salary grade system;

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  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;

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  review and recommend compensation for non-employee directors to our Board of Directors; and

  •
  review and recommend employment agreements, severance arrangements and change of control plans that provide for benefits upon a change of control, or other provisions for our executive officers and directors, to our Board of Directors.

        Our Board of Directors adopted a written charter for the compensation committee, which is available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the compensation committee charter from: Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

        Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee (referred to herein as the "governance and nominating committee") currently consists of Theodore J. Host, Michael S. McGrath and Michael H. Rauch. Our Board of Directors has determined that the members of the governance and nominating committee are "independent" in accordance with the rules of the NYSE. The governance and nominating committee recommends to our Board of Directors nominees for the governance and nominating committee.

        The governance and nominating committee held six meetings during the year ended December 31, 2009. The governance and nominating committee will have at least one regular meeting each year. The results of each meeting are reported at the next regular meeting of our Board of Directors. The governance and nominating committee will:

  •
  identify individuals qualified to serve as our directors;

  •
  recommend a set of corporate governance guidelines to our Board of Directors;

  •
  review periodically the composition of our Board of Directors;

  •
  identify and recommend director candidates for our Board of Directors;

  •
  recommend to our Board of Directors nominees for election as directors;

  •
  recommend to our Board of Directors the composition of the committees of the Board of Directors;

  •
  review and approve public disclosures;

  •
  review periodically our corporate governance guidelines and recommend governance issues that should be considered by our Board of Directors;

  •
  review periodically our committee structure and operations and the working relationship between each committee and the Board of Directors; and

  •
  consider, discuss and recommend ways to improve the effectiveness of our Board of Directors.

        Our Board of Directors adopted a written charter for the governance and nominating committee, which is available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the governance and nominating committee charter from: Reddy Ice Holdings, Inc., 8750

North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

        Special Committee (Investigation).    On March 6, 2008, our Board of Directors formed a special committee to conduct an independent investigation of all matters relating to our involvement in the investigation by the Antitrust Division of the United States Department of Justice. The special committee currently consists of Kevin J. Cameron, Theodore J. Host, Michael S. McGrath, Michael H. Rauch and Robert N. Verdecchio.

        Director Nomination Process.    While there are no formal procedures for stockholder recommendations of nominees to our Board of Directors, the committee will consider nominees recommended by stockholders that meet the stated criteria. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Company's Corporate Secretary or any member of the governance and nominating committee in writing with whatever supporting material the stockholder considers appropriate prior to the deadline set forth in response to the question "May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?" on page 4.

        Generally, candidates for director positions should possess:

  •
  relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

  •
  the highest character and integrity and a reputation for working constructively with others;

  •
  sufficient time to devote to meetings and consultation on Board of Directors matters; and

  •
  freedom from conflicts of interest that would interfere with performance as a director.

        The governance and nominating committee evaluates prospective nominees from time to time and makes recommendations, if deemed necessary, to maximize the contribution by the Board of Directors to the success of the Company while achieving board diversity. Diversity in this context includes diversity of business experience, skills and talents. The governance and nominating committee also considers other relevant factors, including the balance of management and independent directors, the need for audit committee and other specialized expertise and relevant industry experience. A prospective candidate nominated by a stockholder is evaluated by the governance and nominating committee in the same manner as any other prospective candidate.

        Section 4 of the Company's Corporate Governance Guidelines states that diversity will be included in the assessments made by the governance and nominating committee in reviewing prospective nominees and the composition of the board of directors. The diversity of the board of the directors and its committees is one of the specific criteria evaluated by the governance and nominating committee.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Codes of Conduct and Ethics and Corporate Governance Guidelines

        Our Board of Directors adopted (1) a code of business conduct and ethics applicable to our directors, officers and employees and (2) corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange. Each of these codes of ethics and conduct and the corporate governance guidelines is available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the code of ethics and the corporate governance guidelines from: Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

Risk Management

        The Board of Directors has monitored the development of our enterprise risk management framework during 2009. At each meeting of the Board of Directors during 2009, management provided updates regarding the development of the Company's risk management framework, the material risks identified, the level of existing mitigating controls and the development of additional mitigating controls. These reports have been accompanied by discussion among the Board of Directors regarding the Company's risk management framework and recommendations for modification of the risk management framework.

        In addition, the audit committee regularly reviews our internal audit process, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process. The audit committee receives reports from, and meets in executive session with, the Vice President—Compliance and Internal Audit on a quarterly basis. Between meetings, the Vice President—Compliance and Internal Audit has direct access to the audit committee as necessary.

        With the assistance of Towers Perrin, a compensation consultant, in 2009 the compensation committee reviewed the Company's compensation policies and practices for all employees, including executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The compensation committee also reviewed our compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking. The compensation committee determined that, for all employees, the Company's compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Executive Sessions

        Our corporate governance guidelines require that the non-management directors meet in executive sessions periodically (and at least four times per year), with no members of management present. The Chairman of the Corporate Governance and Nominating Committee presides at such executive sessions. Non-management directors who are not independent under the NYSE rules may participate in these executive sessions, however the non-management independent directors also meet separately in executive session at least once per year. The Chairman of the Corporate Governance and Nominating Committee presides at such executive sessions. Currently, Mr. Brick is the only non-management director who is not independent under the NYSE rules.

DIRECTOR COMPENSATION

        The below table sets forth the non-employee director compensation for 2009:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Deferred Compensation Earnings	All Other Compensation		Total
William P. Brick	$26,110	$47,999	—	—	—	$331,567	(3)	$405,676
Kevin J. Cameron	49,487	47,999	—	—	—	—		97,486
Theodore J. Host	50,065	47,999	—	—	—	—		98,064
Michael S. McGrath	51,484	47,999	—	—	—	—		99,483
Michael H. Rauch	46,647	47,999	—	—	—	—		94,646
Robert N. Verdecchio	53,419	47,999	—	—	—	—		101,418

(1)
Amounts represent the total amount of quarterly retainers and fees for Committee service during 2009 (see Director Compensation below). Mr. Brick began receiving directors fees on May 20, 2009, when his employment with the Company ended.

(2)
Represents the grant date fair value of stock awards. For additional information regarding the valuation and accounting for equity instruments, refer to note 14 to the Company's financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(3)
Represents (i) salary paid to Mr. Brick for his service as Executive Chairman from January 1, 2009 to May 20, 2009, (ii) fees paid to Mr. Brick for his service as a consultant from May 20, 2009 to December 31, 2009, (iii) reimbursement of life insurance purchased by Mr. Brick pursuant to an agreement with the Company and (iv) the cost of life insurance benefits provided by the Company.

Director Compensation

        The management members of the Board of Directors do not receive any compensation for their services on the Board of Directors. On July 28, 2009, the compensation committee of the Board of Directors approved a new compensation structure for the Company's non-management directors. Pursuant to the new structure, each non-management director now receives $48,000 per annum, an increase from $30,000 per annum, as compensation for his service, payable quarterly in arrears. Fees for committee service, other than as chairperson or for service on the special committee (investigation), were eliminated. Prior to July 28, 2009, our non-management directors received $5,000 per annum for service on the audit committee and $2,500 per annum for service on the compensation committee or the corporate governance and nominating committee. Since July 28, 2009, the chairperson of the audit committee receives an additional $5,000 for such service, an increase from $2,500, and the chairpersons of the compensation committee and corporate governance and nominating committee receive $2,500 for such service, an increase from $1,000. Members of the special committee (investigation) receive $750 for each meeting of the committee attended in person and $375 for each meeting of the committee attended telephonically. Additionally we have granted restricted share units and shares of vested common stock to our non-management directors from time to time, as determined by the full Board of Directors. Directors are also reimbursed for ordinary and necessary expenses incurred in attending meetings of the Board of Directors or committee meetings.

        On November 3, 2005, we granted 4,000 restricted share units ("RSUs") to each of our non-management directors at that time. Fifty percent of each award of RSUs (the "Time-vested RSUs") vested in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the recipient remained a director of the

Company through such vesting dates. The remaining fifty percent of each award of RSUs (the "Performance-vested RSUs") vested in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the recipient remained a director of the Company through such vesting dates and the applicable performance condition for the applicable vesting period was met. The performance condition for each vesting period was based on the Company's earned distributable cash per share (as defined in the related restricted share unit agreement) for such vesting period. At the time of their appointment to the Board of Directors, Mr. Host and Mr. McGrath were granted 4,000 and 3,500 RSUs, respectively, with substantially similar vesting provisions to the RSUs granted on November 3, 2005.

        Based on a compensation study performed in December 2006, we determined that an increase in non-management director compensation was warranted. On April 10, 2007, the Board of Directors approved the grant of 2,500 additional RSUs to each non-management director. The grants were composed of Time-vested RSUs and Performance-vested RSUs, with vesting dates through August 12, 2009 and vesting provisions consistent with the prior grants. Mr. Rauch received a grant of 2,000 RSUs following his appointment to our Board of Directors in 2008 composed of Time-vested RSUs and Performance-vested RSUs, with vesting dates through August 12, 2009 and vesting provisions consistent with the prior grants.

        Based on our financial results, the performance conditions for the Performance-based RSUs eligible for vesting on August 12, 2008 and 2009 were not met. As a result, the unvested Performance-based shares scheduled to vest on August 12, 2008 and 2009 did not vest and were forfeited.

        On July 28, 2009, the compensation committee of the Board of Directors approved a new compensation structure for the Company's non-management directors. With the final vesting period for all outstanding RSUs ending on August 12, 2009, non-employee directors would no longer have had any form of equity compensation under the prior structure. In accordance with changes implemented in 2009 in the structure of our employee equity incentive compensation, RSUs will no longer be issued to non-employee directors. Instead, each non-employee director will receive an annual stock grant immediately following each annual meeting of stockholders with a value on the date of grant of $48,000, an amount generally consistent with the target value of annual equity compensation at the time our directors' compensation was last studied. On July 28, 2009 each non-management director received a grant of 19,123 shares which, based on the closing price of our common stock on such date of $2.51 per share, had a value of approximately $48,000.

        We currently do not have any guidelines or policies that require our non-management directors to maintain certain levels of ownership of the Company's stock.

SUMMARY OF BOARD OF DIRECTORS COMMITTEES

        The table below lists all of the committees of the Board of Directors and indicates who serves on those committees as of March 24, 2010.

Board of Directors Member	Governance and Nominating		Compensation		Audit		Special (Investigation)
Gilbert M. Cassagne
William P. Brick
Theodore J. Host	X		X	*			X
Kevin J. Cameron			X		X		X
Michael S. McGrath	X	*			X		X
Michael H. Rauch	X						X
Robert N. Verdecchio			X		X	*	X	*

*
Chairman

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(ITEM 2)

        Pursuant to the audit committee's recommendation, the Board of Directors has appointed PricewaterhouseCoopers LLP ("PWC"), independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2010.

        PWC has served as our independent auditor since November 12, 2008. On that date, we (x) dismissed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm and (y) appointed PWC to serve as our independent registered public accounting firm. The decision to dismiss Deloitte was recommended and approved by our Board of Directors.

        During the fiscal years ended December 31, 2006 and 2007 and subsequent period from January 1, 2008 through November 12, 2008, there were no reportable events as defined by Item 304(a)(1)(v) of Regulation S-K except as described below. On March 5, 2008, we and certain of our employees, including members of our management, received grand jury subpoenas issued from the U.S. District Court for the Eastern District of Michigan seeking information in connection with an investigation by Antitrust Division of the United States Department of Justice (the "DOJ") into possible antitrust violations in the packaged ice industry. On March 6, 2008, our Board of Directors formed a special committee of independent directors to conduct an internal investigation of these matters. As a result of the ongoing DOJ investigation and resulting Special Committee investigation, Deloitte had periodically requested, and the Special Committee provided, limited information regarding the scope and findings of the investigation from the Special Committee in connection with Deloitte's quarterly review procedures. At the time of Deloitte's dismissal, the Special Committee's investigation was ongoing and therefore Deloitte's dismissal occurred prior to Deloitte receiving a full report on the scope and results of the investigation. At the time of Deloitte's dismissal, Deloitte indicated that it was not in a position to determine whether any additional information with respect to the DOJ and Special Committee investigations would materially impact previously issued audit reports or underlying financial statements or cause Deloitte to be unwilling to rely on Management's representations or be associated with our financial statements. At the time of Deloitte's dismissal, we indicated to Deloitte that they would not be requested to issue a consent with respect to their prior audit reports in the future.

        Although ratification by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of the selection of PWC by the stockholders. In the event the stockholders fail to ratify the appointment, the audit committee will consider this factor when making any future determination regarding PWC. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

        Passage of the proposal requires the affirmative vote of a majority of the votes cast. The Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of PWC as the independent registered public accounting firm for the fiscal year ending December 31, 2010.

Fees Paid to PWC

        PWC has served as our independent auditor since November 12, 2008. Aggregate fees billed to us by PWC for professional services rendered for fiscal 2009 and 2008 were as follows:

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees	$901,642	$2,209,038
Audit-Related Fees	106,067	—
Tax Fees	45,000	—
All Other Fees	1,599	—

Total	$1,054,308	$2,209,038

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by the Company's independent auditor in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation. PWC's audit fees for 2008 included the audits of the three years ended December 31, 2008.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, auditing work on proposed transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

        Tax Fees.    Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

        All Other Fees.    Consists of fees related to accounting software licensed to the Company by PWC.

        Audit Committee Pre-Approval Policies and Procedures.    All auditing services and non-audit services provided to us by our independent auditors must be pre-approved by the audit committee (other than the de minimus exceptions provided by the Exchange Act). All of the Audit, Audit-Related and Tax Fees shown above for 2009 met this standard.

Pre-approval of Audit and Permissible Non-audit Services of Independent Auditors

        The audit committee pre-approves all audit and permissible non-audit services provided by PWC. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by PWC. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and includes an anticipated budget. In addition, the audit committee may also pre-approve particular services on a case-by-case basis. The audit committee has delegated pre-approval authority to the Chair of the audit committee. Pursuant to this delegation, the Chair must report any pre-approval decision by him to the audit committee at its first meeting after the pre-approval was obtained.

Other

        In connection with the audits for the period ended December 31, 2009, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PWC, would have caused them to refer to such disagreement in connection with their report.

        A representative of PWC is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

APPROVAL OF AMENDMENT TO THE REDDY ICE HOLDINGS, INC.
2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN, AS AMENDED
(ITEM 3)

        We are asking our stockholders to approve the amendment of our 2005 Long Term Incentive and Share Award Plan, as amended (the "Plan") to increase the maximum number of shares authorized for issuance under the Plan by 2,000,000 shares, to a total of 4,750,000 shares. As of March 15, 2010 there were 120,808 shares remaining available for issuance under the Plan.

        The Plan, as previously amended, was approved by our stockholders at our Annual Meeting of Stockholders held on May 20, 2009. Currently, there are an aggregate of 2,750,000 shares of common stock authorized for issuance under the existing Plan, of which only 120,808 shares remain available for grant. Under the Plan, the number of shares authorized for grant would be increased by 2,000,000 to 4,750,000. As of March 15, 2010, 344,636 restricted shares, 70,000 restricted share units and stock options in respect of 1,403,058 shares were outstanding under the existing Plan. In addition, the Company has conditionally approved granting 104,956 restricted shares (to be issued upon the approval of this Plan amendment) and has conditionally approved the granting of stock options in respect of 214,434 shares (to be granted upon approval of this Plan amendment). After giving effect to the Plan amendment and the issuance of the conditional awards, the 120,808 shares currently available for grant will increase to 1,801,418.

        The Plan is intended to provide incentives to attract, retain and motivate employees, consultants and directors and to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for stockholders by aligning the interests of such persons with those of stockholders. The grants under the Plan would be the principal method for long-term incentive compensation and are designed to promote the convergence of long-term interests between our key employees and our stockholders.

        Our Board of Directors believes that increasing the number of shares issuable under the Plan is necessary to allow us to continue to utilize equity-based compensation awards to retain and attract the services of key individuals essential to our growth and success. Our employees are our most valuable asset and such awards are crucial to our ability to motivate individuals in our service to achieve our goals. Our Board of Directors believes that such equity incentives are necessary for us to remain competitive with regard to retaining and attracting qualified individuals. Additionally, the Plan enables participants to share in our future success. If the Plan is not approved, the Company may be compelled to increase the cash component of employee compensation. In order to remain competitive without providing equity compensation, the Company may need to replace components of compensation previously delivered in equity awards with cash, or other instruments that may not necessarily align employee interests with those of stockholders. This would in turn reduce the amount of cash that might otherwise be better utilized if reinvested in our business.

        The Plan has several features that are designed to protect and preserve stockholder interests. These features include, but are not limited to (i) a prohibition against stock option repricing or exchange without prior stockholder approval, (ii) a limitation on the amount of common stock subject to the Plan that can be used for full value awards, (iii) a prohibition against paying dividends on unearned performance shares and (iv) the administration of the Plan by our independent compensation committee.

        In furtherance of the objectives and stockholder protection goals mentioned above, on March 19, 2010 the Board of Directors unanimously adopted the amendment described above increasing the number of shares available under the Plan, subject to approval by the stockholders at the annual meeting.

        The Company has registered with the SEC on Form S-8 Registration Statements the shares of common stock currently issuable under the Plan. If this proposal is approved by our stockholders, the Board of Directors intends to cause the additional shares of common stock that will become available for issuance under the Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company's expense prior to the issuance of any such additional shares.

Summary of the Plan

        The following is a summary of the material terms of the Plan. This summary does not purport to be a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Annex A to this proxy statement.

        General.    Prior to the initial public offering of the Company's common stock, the Board of Directors adopted, and the stockholders of the Company approved, the 2005 Long Term Incentive and Share Award Plan. As originally adopted, the Plan authorized the issuance of 750,000 shares of common stock. At our annual meeting of stockholders on May 17, 2007, our stockholders approved the 2005 Long Term Incentive and Share Award Plan, as amended. As amended, the Plan authorized the issuance of an additional 500,000 shares of common stock, resulting in a total authorization of 1,250,000 shares of common stock. At our annual meeting of stockholders on May 20, 2009, our stockholders approved the 2005 Long Term Incentive and Share Award Plan, as amended. As amended, the Plan authorized the issuance of an additional 1,500,000 shares of common stock, resulting in a total authorization of 2,750,000 shares of common stock.

        The Plan provides for the grant to eligible employees, consultants and directors of stock options, share appreciation rights ("SARs"), restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other share-based awards (the "Awards"). An aggregate of 2,750,000 shares of common stock have been reserved for issuance under the Plan; an additional 2,000,000 shares of common stock will be reserved for issuance if the amendment is adopted. In addition, during a calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to a participant under the Plan is 500,000 shares, and (ii) the maximum number of shares which may be granted to a participant under the Plan with respect to Awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (other than options and SARs) is 500,000 shares. These share amounts are subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure, as described below. Shares issued pursuant to the Plan will be either authorized but unissued shares or treasury shares. Shares of stock surrendered or withheld as payment of either the exercise price of an award or for withholding taxes or shares repurchased by the Company using proceeds from the exercise of stock options will not be made available for future awards. All shares covered by a SAR issued on or after April 14, 2009, to the extent the SAR is ultimately exercised and settled in shares of stock, shall be considered issued or transferred pursuant to the Plan. In addition, of the 1,500,000 additional shares included in the amendment submitted for stockholder approval at our annual meeting of stockholders on May 20, 2009, no more than 1,000,000 shares may be issued in the form of an award other than options or SARs. In addition, on March 19, 2010 the Board approved an amendment to the Plan that provides that of the 2,000,000 additional shares included in the amendment submitted for stockholder approval, no more than 1,000,000 shares may be issued in the form of an award other than options or SARs.

        Eligibility and Administration.    Officers and other employees of, and consultants to, the Company and its subsidiaries and affiliates and directors of the Company are eligible to be granted Awards under the Plan. The Plan is administered by the compensation committee or such other Board committee (or the entire Board) as may be designated by the Board (the "Committee"). Unless otherwise determined by the Board, the Committee will consist of two or more members of the Board who are nonemployee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" within the meaning of Section 162(m) of the Code. The Committee will determine which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee has authority to waive conditions relating to an Award or accelerate vesting of Awards. Approximately 50 persons are currently eligible to participate in the Plan.

        Except for certain antidilution adjustments, unless the approval of stockholders of the Company is obtained, options and SARs issued under the Plan will not be amended to lower their exercise price and options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices.

        Awards.    Incentive stock options ("ISOs") intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of common stock as the Committee determines. The Committee is authorized to set the terms relating to an option, including exercise price and the time and method of exercise. However, the exercise price of options will not be less than the fair market value of the shares on the date of grant, and the term will not be longer than ten years from the date of grant of the options.

        A SAR entitles the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price of the SAR set by the Committee as of the date of grant. However, the exercise price of the SARs will not be less than the fair market value of the shares on the date of grant, and the term will not be longer than ten years from the date of grant of the SARs. Payment with respect to SARs may be made in cash or shares of common stock as determined by the Committee.

        Awards of restricted shares are subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

        A restricted share unit entitles the holder thereof to receive shares of common stock or cash at the end of a specified deferral period. Restricted share units are also subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, restricted share units subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

        Performance shares and performance units provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period. Performance objectives may vary from person to person and will be based upon such performance criteria as the Committee may deem appropriate. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

        The Committee may also grant dividend equivalent rights and it is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of common stock, as deemed by the Committee to be consistent with the purposes of the Plan.

        If the Committee determines that an Award of restricted shares, restricted share units, performance shares, performance units or other share-based awards should qualify under the performance-based compensation exception to the $1 million cap on deductibility under Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such awards shall be contingent upon achievement of preestablished performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) share price or total stockholder return; (10) earnings before income taxes, interest, depreciation and amortization expenses as further adjusted to give effect to unusual items, non-cash items and other adjustments, (11) earned distributable cash per share and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The maximum amount payable upon settlement of a cash-settled performance unit or other cash-settled award granted for a calendar year to any participant that is intended to satisfy the requirements for the performance-based compensation exception under Section 162(m) shall not exceed $2 million.

        Nontransferability.    Unless otherwise set forth by the Committee in an award agreement, Awards (except for vested shares) are generally not transferable by the participant other than by will or the laws of descent and distribution and are exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

        Change of Control.    In the event of a Change of Control (as defined below), all Awards granted under the Plan then outstanding but not then exercisable (or subject to restrictions) shall become immediately vested and/or exercisable, all restrictions shall lapse, and any performance criteria shall be deemed satisfied, unless otherwise provided in the applicable Award agreement.

        On April 14, 2009, the Board of Directors amended the Plan to provide that more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities must be acquired to constitute a Change of Control as described in paragraph (i) below. The 50% threshold to trigger a

Change of Control will apply to all Awards under the Plan on and after April 14, 2009. For Awards made prior to April 14, 2009, a lower 30% threshold will apply.

        For purposes of the Plan, "Change of Control" means:

            (i)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person"), of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (other than by exercise of a conversion privilege); (ii) any acquisition by the Company or any of its Subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iv) any acquisition by any Person who owns 10% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities on the Effective Date; or (v) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

           (ii)  during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

          (iii)  consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;

          (iv)  consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding

  Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition; or

           (v)  approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        Capital Structure Changes.    If the Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award.

        Amendment and Termination.    The Plan may be amended, suspended or terminated by the Board of Directors at any time, in whole or in part. However, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The Committee may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not materially and adversely affect the rights of such participant under any Award previously granted to him or her.

        Effective Date and Term.    The Plan became effective as of August 8, 2005. Unless earlier terminated, the Plan will expire on August 8, 2015 and no further awards may be granted thereunder after such date.

        Market Value.    The per share closing price of the Company's common stock on March 15, 2010 was $5.02.

        Federal Income Tax Consequences.    The following is a summary of the federal income tax consequences of the Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.

Stock Options

        In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.

        Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. If the optionholder is an employee, ordinary income recognized on exercise generally is subject to withholding of income and employment taxes.

        Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to the Company. If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. However, if shares of common stock acquired upon exercise of an ISO are sold or exchanged within one year after the date of exercise or within than two years after the date of grant of the option this will be deemed to be a "Disqualifying Disposition." Upon a Disqualifying Disposition, the participant will generally recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price on the date of grant. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionholder upon the Disqualifying Disposition generally will result in a deduction by the Company for federal income tax purposes.

        Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Shares

        A participant who receives restricted shares will generally recognize ordinary taxable income at the time that such shares "vest", i.e., when they are not subject to a substantial risk of forfeiture. The amount of ordinary taxable income so recognized will generally be the fair market value of the common stock at the time the shares vest, less the amount, if any, paid for the shares. This amount is generally deductible for federal income tax purposes by the Company.

        In lieu of the treatment described above, a participant may elect immediate recognition of ordinary taxable income under Section 83(b) of the Code. In such event, the participant will recognize as ordinary income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

        Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

SARs and Other Awards

        With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the Plan, the amount of cash and the fair market value of any other property received will be ordinary taxable income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

Payment of Withholding Taxes

        The Company may withhold, or require a participant to remit to it, an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements associated with Awards under the Plan.

Deductibility Limit on Compensation in Excess of $1 Million

        Section 162(m) of the Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation's principal executive officer, or any of the three highest compensated officers (other than the principal executive officer or principal financial officer) whose total compensation is required to be reported to the stockholders under the Securities Exchange Act of 1934, if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. We intend for compensation arising from grants of awards under the Plan which are based on performance goals, and stock options and stock appreciation rights granted at fair market value, to be deductible by the Company as performance-based compensation not subject to the $1 million limitation on deductibility.

        Passage of the proposal requires the affirmative vote of a majority of the votes cast. The Board of Directors unanimously recommends voting "FOR" the approval of the amendment to the Plan.

New Plan Benefits

        The grant of options and other awards under the Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group, except for the grants set forth in the following New Plan Benefits table. Except as set forth below, any grants of options or other awards would be made in the sole discretion of the compensation committee in such amounts and to such persons as it deemed appropriate, subject to the limitations contained in the Plan. For more information regarding the conditional stock option grants and conditionally approved grants of restricted stock set forth in the table below, please refer to "Executive Compensation—Compensation Discussion & Analysis—Long Term Incentive Compensation—Long Term Incentive Compensation Awards in 2010."

Name and Position	Dollar Value ($)	Number of Units
Gilbert M. Cassagne, Chief Executive Officer and President	*	32,300 Restricted Shares
66,500 Stock Options
Steven J. Janusek, Executive Vice President, Chief Financial Officer & Secretary	*	10,640 Restricted Shares
21,660 Stock Options
Paul D. Smith, Executive Vice President and Chief Operating Officer	*	10,640 Restricted Shares
21,660 Stock Options
William A. Tolany, Executive Vice President and Chief Customer Officer	*	6,840 Restricted Shares
11,400 Stock Options
Angela S. Wallander, Executive Vice President and Chief Administrative Officer	*	9,880 Restricted Shares
20,900 Stock Options
Executive Group	*	80,636 Restricted Shares
163,704 Stock Options
Non-Executive Officer Employee Group	*	24,320 Restricted Shares
50,730 Stock Options

*
The conditional restricted stock grants and the conditional stock option grants will vest in three equal amounts with the first vesting on January 1, 2011, the second vesting on January 1, 2012 and the third vesting on January 1, 2013. The conditional stock option grants will be granted at a strike price based on the fair market value on the day the additional shares are approved by our stockholders.

 EXECUTIVE OFFICERS

        The following table sets forth certain information as of March 24, 2010 regarding Reddy Ice's executive officers. Each of these officers has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office. No arrangement or understanding exists between any of these officers and any other person pursuant to which they were or are to be selected as an officer.

Name	Age	Position
Gilbert M. Cassagne	53	Chairman, Chief Executive Officer and President
Steven J. Janusek	38	Executive Vice President, Chief Financial Officer (Principal Accounting and Financial Officer) and Secretary
Paul D. Smith	56	Executive Vice President and Chief Operating Officer
William A. Tolany	63	Executive Vice President and Chief Customer Officer
Angela S. Wallander	46	Executive Vice President and Chief Administrative Officer
Nicholas P. Bolton	52	Senior Vice President—Manufacturing, Engineering and Procurement
William A. Richardville	49	Senior Vice President—Distribution and Logistics
Steven A. Wilson	50	Senior Vice President—National Account Sales
Mark A. Steffek	41	Vice President—Finance and Treasurer

        Gilbert M. Cassagne's background information is described in the "Director Nominees" section herein.

        Steven J. Janusek, 38, became Chief Financial Officer in October 2000, Executive Vice President in April 2001 and Secretary in June 2001. Mr. Janusek is a certified public accountant and served as Treasurer from February 2000 until March 2001 and as Corporate Controller from January 1998 until October 2000. Mr. Janusek joined Southwestern Ice, Inc. in July 1994 and from January 1996 served as the Corporate Controller of Southwestern Ice until its merger with Reddy in April 1997.

        Paul D. Smith, 56, became Executive Vice President and Chief Operating Officer on September 15, 2008. Prior to joining Reddy Ice, Mr. Smith was employed by Cadbury Schweppes PLC, a multinational consumer products company, from 2001 to 2007. Mr. Smith served Cadbury in various positions, including Senior Vice President—Sales Operations and Supply Chain, Regional Director—Supply Chain for Europe and the Middle East and Senior Vice President—Technical and Concentrate Operations for Dr. Pepper/Seven Up. Prior to joining Cadbury in 2001, Mr. Smith worked for 22 years in various operational roles for Pepsico, Inc. and Procter & Gamble.

        William A. Tolany, 63, was appointed Executive Vice President and Chief Customer Officer effective April 14, 2009. Mr. Tolany joined Reddy Ice in February 2002 as Vice President—Marketing. Mr. Tolany left Reddy Ice in August 2004 to become President and Chief Executive Officer of Stimulys Performance Marketing. He returned to Reddy Ice in August 2006 as Vice President—Business Development to manage the acquisition strategy for the company. He assumed responsibility for the functions of our Executive Vice President Sales & Marketing on an interim basis in September 2008. Mr. Tolany has extensive experience in consumer packaged goods, food products and beverages with companies such as General Foods Corporation, The Dr Pepper Company and Cadbury Schweppes.

        Angela S. Wallander, 46, was appointed Executive Vice President and Chief Administrative Officer effective June 8, 2009. Prior to joining the Company, Ms. Wallander was employed with Dr Pepper

Snapple Group for 22 years in various positions, including most recently, Senior Vice President—Customer Solutions from 2008 to 2009 and Senior Vice President—Shared Business Services from 2004 to 2008.

        Nicholas P. Bolton, 52, was appointed Senior Vice President—Manufacturing, Engineering and Procurement on April 30, 2009. Mr. Bolton has served as a consultant since September 22, 2008. Prior to joining the Company, Mr. Bolton was employed by Cadbury Schweppes PLC and its subsidiaries for more than nineteen years. Mr. Bolton served Cadbury in various positions, including, most recently, Senior Vice President—Manufacturing of Cadbury Schweppes Americas Beverages from 2003 to 2008 and Senior Vice President—Manufacturing & Engineering of the Mott's/Snapple Division of Cadbury Schweppes from 2000 to 2003.

        William A. Richardville, 49, was appointed Senior Vice President—Distribution and Logistics on April 30, 2009. Mr. Richardville has served as a consultant since September 22, 2008. Prior to joining the Company, Mr. Richardville was employed by Cadbury Schweppes Americas Beverages from 2001 to 2007. Mr. Richardville served Cadbury in various positions, including, most recently, Vice President—Warehouse Operations & Supply Chain Technology from 2006 to 2007, Vice President—Bottling Operations from 2004 to 2006 and Vice President—Quality & Field Technical from 2001 to 2004. Prior to joining Cadbury Schweppes, Mr. Richardville worked for Nestle Waters North America and the Pepsi-Cola Bottling Group.

        Steven A. Wilson, 50, was appointed Senior Vice President—National Account Sales on April 30, 2009. Mr. Wilson was appointed as Vice President—Strategic Sales on April 1, 2009 and previously served as a consultant from October 8, 2008 to April 1, 2009. Prior to joining the Company, Mr. Wilson served as Vice President, Sales—National Accounts for Javo Beverage, a coffee and tea manufacturer, from 2006 to 2008, Vice President, Sales & Marketing for Mosquitonix, a pest management company, from 2005 to 2006, Vice President, Sales & Marketing for Ferrellgas, a propane marketer, from 2004 to 2005, and as Vice President—National Account Sales for Cadbury Schweppes Americas Beverages from 1996 to 2004.

        Mark A. Steffek, 41, was appointed Vice President—Finance and Treasurer in April 2001. Mr. Steffek is a certified public accountant and from September 1991 until he joined Reddy in September 2000 as its Director of Financial Reporting and Assistant Treasurer, he served as an auditor with Deloitte & Touche LLP in various capacities, including senior manager.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        Our philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

  •
  Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding performance;

  •
  Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in stockholder value; and

  •
  Closely align the interests of executive officers with those of our stockholders by making the value of long-term incentive compensation dependent upon financial performance and total stockholder return.

Principal Components of Executive Compensation

        The principal components of our executive compensation program are:

  •
  Base salary;

  •
  Cash annual incentive awards; and

  •
  Long-term, equity-based incentives.

Mix of Compensation Components

        Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term stockholder value. To this end, a substantial portion of our executive officers' annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive's position within the Company. This provides more upside potential and downside risk for more senior positions as these roles have greater influence on the performance of the Company as a whole.

Annual Compensation Programs

        Our executive officers receive two forms of annual cash-based compensation—base salary and annual incentive awards, which together constitute an executive's total annual compensation. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual compensation for each position is targeted at the "market value" for that position. To determine market value, the compensation committee considers compensation data compiled by outside consultants based on a comparative peer group, as well as data from nationally-recognized independent executive compensation surveys.

        The compensation committee engaged Towers Perrin, a compensation consultant, in September 2008 to conduct a competitive assessment of compensation for our executives and top management positions. Towers Perrin concluded its assessment in February 2009. The results of this study were used, in part, to determine executive compensation levels for 2009 and 2010. The results of prior compensation studies by Towers Perrin were not used to determine executive compensation levels for 2009 or 2010. This review was conducted in parallel with a comprehensive strategic business review by the Company's management. Reflecting the conclusions of the Company's strategic business review and as a result of changes in the overall business environment and changes within a peer group previously selected by Towers Perrin for the Company, a comparative peer group was developed. The peer group was selected based upon an analysis of public companies with reference to their industry affiliation, size and financial performance. The peer group contained 15 companies from the packaged food, beverage and consumer goods industry sectors and was based on similarities in such measures as revenue, market capitalization, assets, return on equity, net profit margins, EBITDA, return on invested capital and the total number of company employees. The peer group created in connection with this assessment was comprised of the 15 companies listed below:

Arden Group, Inc.	Inter Parfums, Inc.
B&G Foods, Inc.	J&J Snack Foods Corp.
Boston Beer Company, Inc. (The)	National Beverage Corp.
Calavo Growers, Inc.	Prestige Brands Holdings, Inc.
Chattem, Inc.	Tootsie Roll Industries, Inc.
Diamond Foods, Inc.	USANA Health Sciences, Inc.
Gorman-Rupp Company (The)	WD-40 Company
Green Mountain Coffee Roasters, Inc.

        The compensation committee again engaged Towers Perrin in November 2009 for the limited purposes of (i) providing guidance for the long term incentive grants made in early 2010 and (ii) recommending changes to the Company's form of severance agreement to provide for additional severance payments following a change in control. Towers Perrin concluded its assessment in December 2009. The results of this study were used, in part, to determine long-term incentive compensation grant levels for 2010. The December 2009 study relied upon Towers Perrin's 2009 Long-Term Incentive Plan Survey, which is part of Towers Perrin's Compensation Data Bank. For more information on the amendments to the severance agreements, please refer to "Narrative Disclosure to Summary Compensation Table."

Role of Executive Officers in Compensation Decisions

        The compensation committee makes all compensation decisions for executives in the top four salary grades of our salary grade system—a total of eight employees as of March 24, 2010, including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Customer Officer and Chief Administrative Officer. In addition, the committee oversees and approves both the annual incentive program and long term incentive program for all of the Company's employees. Decisions regarding base salaries of other executive officers are made by the Chief Executive Officer.

        The Chief Executive Officer or another supervising officer annually reviews the performance of all executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented first to the Chief Executive Officer (if the Chief Executive Officer is not the immediate supervisor) and after approval to the compensation committee. The recommendations from the Chief Executive Officer to the compensation committee are permitted to include, and have included, recommendations as to the Chief Executive Officer's own compensation. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executives and, as noted above, the compensation committee makes all compensation decisions for executives in the top four salary grades of our salary grade system.

Annual Compensation Policies

        Our annual compensation policies further our pay-for-performance philosophy. We set total annual compensation for our executive officers to approximate the market value for comparable positions and intend to have a meaningful percentage at risk. Annual incentive awards are targeted at a level that, when combined with base salaries, are intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets. Total annual compensation generally should be below market value when our financial performance does not meet targets.

        In order to streamline our compensation system, on April 14, 2009 the compensation committee approved the establishment of a salary grade system for all senior management positions. The relative importance of a particular management position in comparison to other Company management positions as well as an assessment of competitive market data were the primary factors in determining the appropriate grade for each position.

        Base Salary.    Based on base salary market data from the competitive compensation analysis described below, on April 14, 2009 the compensation committee approved salary ranges for each grade level. The Company's philosophy for base salary and the ranges for each grade are intended to utilize the 50th percentile for companies of comparable size from industry sectors comparable to that of the Company as the midpoint for each grade level. Currently, base salaries for our executive officers fall below the midpoints of their salary grade ranges, and are between the 25th and 50th percentile of the comparable company sample. The compensation committee's long term objective is for base salaries of our executive officers to approximate the 50th percentile of market value for comparable positions.

        In order to determine the 50th percentile for companies of comparable size from industry sectors comparable to that of the Company, the compensation study reviewed the following published survey sources providing both general industry and non-durable goods manufacturing industry pay data: Towers Perrin 2008 Executive Compensation Database, 2008 US Mercer Benchmark Database Logistics and Supply Chain Survey, Watson Wyatt's 2007/2008 Industry Report on Top Management Compensation and Watson Wyatt's 2007/2008 Industry Report on Supervisory Management Compensation. The Towers Perrin and Watson Wyatt Top Management study data were used by the compensation committee in evaluating compensation for the Company's most senior positions, including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Customer Officer. This survey data was also used by the compensation committee in evaluating compensation for the Chief Administrative Officer at the time of her hiring. The Mercer and Watson Wyatt Supervisory Management study data was used by the compensation committee in evaluating compensation for members of management other than the most senior positions within the Company.

        The study data was analyzed using single regression data and tabular data at specific revenue levels, to reflect differences in responsibilities relative to company size, with an assumed revenue level for the Company of $350 million. The target levels were then determined through an average of the target levels across all survey respondents, and the target levels across the non-durable goods manufacturing respondents. In addition, for the Company's most senior positions, including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Customer Officer, comparative data from the Company's peer group was analyzed to determine average compensation for each position within the peer group based solely on job title.

        At December 31, 2008 and subsequent to the adjustments implemented on April 14, 2009, the base salaries of our named executive officers were at the following levels:

Name	Base Salary at December 31, 2008	Base Salary at April 14, 2009
Gilbert M. Cassagne	$450,000	$450,000
Steven J. Janusek	260,000	300,000	(1)
Paul D. Smith	290,000	290,000
William A. Tolany	150,000	190,000	(2)
Angela S. Wallander	N/A	215,000	(3)

(1)
Increase approved on April 14, 2009, effective May 1, 2009.

(2)
Increase based on appointment as Executive Vice President and Chief Customer Officer, effective April 14, 2009.

(3)
Salary effective upon hiring on June 8, 2009.

        The salaries of these executive officers have not been further adjusted since April 14, 2009.

        The compensation study that was completed in February 2009 was used by the compensation committee in determining the salary adjustments implemented on April 14, 2009 as noted above.

        Annual Incentive Awards.    Annual incentive awards have been historically targeted at levels slightly higher than market value for comparable positions, which reflects our view that larger amounts of an executive's annual compensation should be at-risk.

        Incentive awards under the 2008 annual incentive program were based entirely on achieving Adjusted EBITDA targets. Adjusted EBITDA is computed on the same basis as required under our senior credit facility. More specifically, EBITDA represents net income (loss) before income taxes, interest, depreciation and amortization expenses. Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments, such additional adjustments being required to calculate covenant ratios and compliance under the Company's senior credit facility. During our annual budgeting process for 2008, an Adjusted EBITDA budget was established for our corporate cost center and each individual plant location. The consolidated annual incentive target was set at an amount approximately equal to the midpoint of our initial published guidance range for annual Adjusted EBITDA.

        For 2008, we did not meet our consolidated corporate annual incentive target. However, certain of our facilities achieved their annual incentive targets. Payments made for our annual incentive plan totaled approximately $0.3 million for 2008. None of our executive officers received annual incentive payments for 2008.

        On April 14, 2009, the compensation committee approved the 2009 annual incentive program, which reflected changes from prior year programs based on the most recent competitive compensation analysis. The new program, while similar to programs used by the Company in prior years, contained several changes made to more closely align our management's incentives with the strategic objectives of the business, put more of our executive's pay at-risk and compensate for changes in our Long Term Incentive Program. The compensation committee's long term objective is for annual incentive award targets to approximate the 50th percentile of market value for comparable positions. However, as noted above, our executives' base salaries are currently below the 50th percentile of market value for comparable positions. In order to achieve the compensation committee's goal of total annual cash compensation that approximates the 50th percentile for comparable positions, and reflecting the time needed to move base salary levels to the 50th percentile, annual incentive award targets for 2009 approximated the 75th percentile of market value for comparable positions.

        During our annual budgeting process for 2009, revenues and Adjusted EBITDA budgets were established for our corporate cost centers and each individual plant location. The consolidated revenue and Adjusted EBITDA budgets were approved by our full Board of Directors. For 2009, 50% of the annual incentive award was based on revenue and 50% on annual Adjusted EBITDA. While our annual incentive plan has historically been based entirely on Adjusted EBITDA, our compensation committee believes that revenue growth will be important to future stockholder returns. As a result, the shift of the targets for half of the annual incentive compensation to revenue was determined to be appropriate. In conjunction with our annual budgeting process, our compensation committee set the annual incentive targets for each plant location and the consolidated Company. In establishing the revenue and annual Adjusted EBITDA budgets, management and the Board of Directors have strived to set growth objectives that they believe are consistent with the goal of increasing stockholder value. The revenue and Adjusted EBITDA annual incentive targets were set at levels which the compensation committee believed to be achievable, but which required management to execute effectively throughout the year to achieve. Both the revenue and Adjusted EBITDA budgets and annual incentive targets were adjusted periodically throughout the year for acquisitions, dispositions and unusual items, consistent with our prior practice. All adjustments were approved by our full Board of Directors.

        Our executive officers and other members of our management participated in the 2009 annual incentive program. At 100% of target, payments were to be made based on a percentage of annual salary ranging, for the named executive officers, from 50% to 100%. Generally, the more senior employees and executives are compensated at higher percentages of annual salary, consistent with market value for comparable positions. This resulted in total target annual cash compensation for 2009 that approximated the 50th percentile. For 2009, the target percentage of annual base salary for Messrs. Cassagne, Janusek, Smith and Tolany and Ms. Wallander was set at 100%, 65%, 65%, 65% and 65%, respectively.

        In order to receive the annual incentive payment for the revenue portion of the award in 2009, we were required to make 100% of the revenue target. No award was to be paid for the revenue portion of the program if the revenue target was not achieved. With respect to the Adjusted EBITDA portion of the award, our executives were able to receive a prorated payment beginning at 90% of the annual Adjusted EBITDA target, with a full payout of the Adjusted EBITDA portion of the award at 100% of target. This design, which set an absolute floor for revenue, was consistent with the compensation committee's view that revenue growth would be important to future stockholder returns.

        If our actual consolidated Adjusted EBITDA for 2009 exceeded the annual target, 40% of the excess Adjusted EBITDA was to be allocated to an incentive pool which was split into two equal halves, a revenue pool and an Adjusted EBITDA pool. By allocating only 40% of above-target Adjusted EBITDA to the creation of the pools, management must significantly exceed the target levels for revenue and Adjusted EBITDA to achieve the maximum payouts under the plan. The revenue pool may be awarded based on revenue exceeding the target revenue, with none of the revenue pool being distributed if actual revenue equals target revenue and the entire revenue pool, up to the maximum payout amount for each participant, being distributed if actual revenue exceeds the target revenue by 10%. All plant level participants who achieved 100% of their individual targets for both revenue and Adjusted EBITDA along with all corporate participants, including our executive officers, shared in the revenue pool. Distributions from the revenue pool are distributed based on each participant's percentage of the total base annual incentive for all employees eligible to share in the revenue pool. The maximum payout for any participant under the revenue portion of the plan was 200% of the revenue portion of the participant's base annual incentive amount. This structure was intended to create incentives for our employees to focus on both revenue and Adjusted EBITDA growth, as both metrics must exceed their targets for incentive payouts from the revenue pool above target levels to be made.

        All plant level participants who achieved 100% of their individual targets for both revenue and Adjusted EBITDA along with all corporate participants, including our executive officers, would have shared in the Adjusted EBITDA pool. Distributions from the Adjusted EBITDA pool are distributed based on each participant's percentage of the total base annual incentive for all employees eligible to share in the Adjusted EBITDA pool. The maximum payout for any participant under the Adjusted EBITDA portion of the plan was 200% of the Adjusted EBITDA portion of the participant's base annual incentive amount.

        The compensation committee also has the discretion to grant bonuses if not otherwise earned according to plan terms if the facts and circumstances warrant such a grant.

        For 2009, we did not meet our consolidated corporate annual incentive targets, which were Adjusted EBITDA of $75.0 million and revenue of $330.0 million; our actual Adjusted EBITDA and revenue were $65.8 million and $312.3 million, respectively. However, certain of our facilities achieved their annual incentive targets. Payments made for our annual incentive plan totaled $0.5 million for 2009. All of our executive officers were subject to the consolidated corporate annual incentive targets and, as a result, none of our executive officers received annual incentive payments for 2009.

        Although EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles ("GAAP") and are not measures of financial condition or profitability, we believe they are important measures of the operational strength of our business and a key metric investors use in evaluating the value of the Company. Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under our senior credit facility, including our ability to pay dividends. As explained in this section, the annual incentive plan is based on certain financial goals, which have been adjusted from the GAAP results by the compensation committee in its discretion. We have presented certain information regarding these adjusted results solely to indicate the inputs to the annual incentive plan, as considered by the compensation committee. The adjusted results considered by the compensation committee are those which were presented by the Company in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

        In addition to payments under our annual incentive plan, we have periodically made cash bonus payments to individual employees in recognition of extraordinary service or unique circumstances. In April 2009, prior to his appointment as Executive Vice President and Chief Customer Officer, Mr. Tolany received a $20,000 cash bonus, in recognition for his extraordinary efforts in late 2008 and early 2009 to fill the responsibilities of our Executive Vice President—Sales & Marketing on an interim basis, while also serving as Vice President—Business Development. We also paid a $25,000 cash signing bonus to Ms. Wallander at the time she was hired as our Chief Administrative Officer. The payment to Ms. Wallander was approved by the compensation committee in connection with her hiring.

        2010 Annual Incentive Program.    On January 15, 2010, the compensation committee approved the 2010 annual incentive program, with a design substantially similar to the 2009 annual incentive program described above. For 2010, the compensation committee established 3 targets: revenue, Adjusted EBITDA, and return on invested capital ("ROIC"). ROIC is defined as Adjusted EBITDA divided by average net debt for the year (excluding the cash held by Reddy Ice Holdings, Inc., the parent company of Reddy Ice Corp.) plus the book value of the Company's common stock and additional paid-in capital. Under the 2010 annual incentive plan, each target is tested separately, but there will be no payment made if the Company (or applicable sub-unit) does not achieve the applicable Adjusted EBITDA target. In establishing the revenue and annual Adjusted EBITDA budgets and the ROIC target, management and the Board of Directors have strived to set growth objectives that they believe are consistent with the goal of increasing stockholder value. The revenue, Adjusted EBITDA and ROIC annual incentive targets were set at levels which the compensation committee believes to be achievable, but which require management to execute effectively throughout the year to achieve. Both the budgets and annual incentive targets may be adjusted periodically throughout the year for acquisitions, dispositions and unusual items, consistent with our prior practice. All adjustments which result in a change to the overall corporate target of 5% or more will be approved by our compensation committee. For 2010, the target percentages of annual base salary for Messrs. Cassagne, Janusek, Smith and Tolany and Ms. Wallander were set at 100%, 65%, 65%, 65% and 65%, respectively.

Long Term Incentive Compensation

        Our compensation committee believes that long term equity-based incentive compensation is an important component of our overall compensation program because it has the effect of retaining executives, aligning executives' financial interests with the interests of stockholders, and rewarding the achievement of our long-term strategic goals. Vesting of long term incentive awards is targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation.

        Long Term Incentive Compensation Following our IPO.    In connection with our IPO in August 2005, our compensation committee recommended the creation of a new long term incentive program for our executives for the purpose of retaining executives, aligning executives' financial interests with the interests of our new public stockholders, and rewarding the achievement of our long-term strategic goals as a public company. The Long Term Incentive and Share Award Plan (the "Plan") was approved by our stockholders in August 2005 prior to the IPO with an initial 750,000 shares in the plan. On May 17, 2007, our stockholders approved amendments to the Plan that, among other things, increased the maximum number of shares of common stock available for issuance to 1,250,000.

        Shortly after the completion of the IPO, our compensation committee granted the majority of the original 750,000 shares in the form of restricted share units ("RSUs") to approximately 130 of our employees, including our executive officers at that time. Due to the dividend policy adopted in connection with our IPO, which was designed to distribute a substantial portion of our free cash flow to our stockholders on a quarterly basis, our compensation committee chose RSUs as the best instrument to properly align our executive's financial interest with the interests of our new public stockholders. This substantial upfront grant was made in lieu of annual grants as the compensation committee and the Board of Directors desired to create a level of certainty regarding the amount of dilution that would be experienced by our new stockholders in the first two to three years after the IPO. From our IPO through August 2008, our compensation committee granted additional RSUs in minor amounts to newly hired and promoted employees (other than Mr. Cassagne, who received a more significant grant when hired, as described below), typically either in February and August of each year, but has generally not made additional grants to employees whose positions within the Company have not changed since 2005.

        In these grants, fifty percent of the RSUs granted were time-based and 50% were performance-based. Our compensation committee believed that a mix of both time- and performance-based long-term incentives was appropriate in order to balance the goals of executive retention and rewarding the achievement of our long-term strategic goals. Generally, the Time-based RSUs vested in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years. The Performance-based RSUs vested in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the applicable performance condition for the applicable vesting period was met. The last vesting date for all outstanding RSUs (other than those issued to Mr. Cassagne, as described below) was on August 12, 2009.

        Based on our financial results for the vesting periods ended June 30, 2006 and 2007, the performance conditions for the Performance-based RSUs eligible for vesting on August 12, 2006 and 2007 were met. As a result of the contemplated merger with affiliates of GSO Capital Partners, certain

"Designated Insiders" (as defined in our insider trading policy) were permitted by the compensation committee to, and agreed to, defer the vesting of their RSUs which had been scheduled to vest on August 12, 2007. The deferred RSUs subsequently vested on December 17, 2007.

        Because the performance targets for the remaining three vesting periods were also met as of June 30, 2006, the holders of unvested Performance-based RSUs were entitled to dividend equivalent payments for the period from July 1, 2006 to June 30, 2007. The performance targets for the remaining two vesting periods were not met as of June 30, 2007. As a result, the holders of unvested Performance-based RSUs were not entitled to dividend equivalent payments for the period from July 1, 2007 to June 30, 2008.

        Based on our financial results for the vesting period ended June 30, 2008, the performance condition for the Performance-based RSUs eligible for vesting on August 12, 2008 was not met as our actual earned distributable cash per share for the period was approximately $1.82 and the target for the period was approximately $2.48. In addition, the performance target for the remaining vesting period was not met as of June 30, 2008. As a result, the unvested Performance-based shares scheduled to vest on August 12, 2008 did not vest and instead remained unvested subject to the applicable performance test in the subsequent year. In addition, the holders of unvested Performance-based RSUs were not entitled to dividend equivalent payments for the period from July 1, 2008 to June 30, 2009.

        As of the end of 2008, based on our projected results for the period of July 1, 2008 through June 30, 2009, we did not believe it was probable that the applicable performance test for both the unvested Performance-based RSUs scheduled to vest on August 12, 2008 or those scheduled to vest on August 12, 2009 would be met. The applicable performance test for the Performance-based RSUs scheduled to vest on August 12, 2008 and August 12, 2009 was the attainment of earned distributable cash per share of $2.48 and $2.53, respectively, for the period of July 1, 2008 through June 30, 2009. On April 14, 2009, 57,000 performance-based RSU were forfeited by certain executives including 12,000 by Mr. Janusek and 3,000 by Mr. Tolany. The remaining performance-based RSUs scheduled to vest on August 12, 2009 did not vest as our actual earned distributable cash per share for the period of July 1, 2008 through June 30, 2009 was $1.47. As a result, all such remaining unvested performance-based RSUs were forfeited. Other than the RSUs granted to Mr. Cassagne described below, after August 12, 2009, no RSUs remained outstanding.

        Long Term Incentive Compensation at the time Messrs. Cassagne and Smith were Hired.    Upon the hiring of Mr. Cassagne as Chief Executive Officer and President on June 23, 2008, he was granted 30,000 shares of restricted stock as an initial incentive. The provisions of the restricted stock agreement provided for the vesting of those shares on the first anniversary of their issuance if Mr. Cassagne remained employed with the Company. Those shares of restricted stock vested on June 23, 2009. Mr. Cassagne received a payment of $250,160 as a tax reimbursement in connection with his recognition of income related to the restricted stock grant. Additionally, at the time of his hiring Mr. Cassagne was granted 90,000 RSUs. Fifty percent of the RSUs granted were time-based and 50% were performance-based. Twenty-thousand of the RSUs vested on August 12, 2009 with an additional 30,000 scheduled to vest on August 12, 2010 and 40,000 on August 12, 2011. The compensation committee deferred to a later date the setting of performance targets for the Performance-based RSUs. On April 14, 2009, the compensation committee established performance targets associated with the RSUs. The Performance-based RSUs scheduled to vest on August 12, 2009 vested as the committee determined, in its sole discretion, that Mr. Cassagne had achieved certain qualitative measures related to the establishment of the company's strategic plan and structure. The Performance-based RSUs scheduled to vest on August 12, 2010 and August 12, 2011 would vest on the attainment of our annual Adjusted EBITDA target for 2009 and 2010, respectively. However, because we did not meet our annual Adjusted EBITDA target for 2009, the performance-based RSUs scheduled to vest on August 12, 2010 are not expected to vest.

        Upon the hiring of Mr. Smith as Executive Vice President and Chief Operating Officer on September 15, 2008, 20,000 shares of restricted stock were granted as an initial incentive. The provisions of the restricted stock agreement provided for the vesting of those shares on the first anniversary of their issuance. Mr. Smith received a payment of $86,947 as a tax reimbursement in connection with his recognition of income related to the restricted stock grant.

        Restricted stock was used as long-term incentive compensation at the time each of Messrs. Cassagne and Smith were hired as an incentive for each of them to join the Company. In addition, the compensation committee granted RSUs to Mr. Cassagne to align his interests with the Board of Directors' objectives at the time. At the same time, the compensation committee was mindful of the need for a more comprehensive redesign of the Company's long-term incentive compensation structure, which redesign was completed with the April 19, 2009 compensation changes described here, and wanted to ensure that most of Mr. Cassagne's and Mr. Smith's long-term incentive compensation would be reflective of that structure. As a result, the total grants to Messrs. Cassagne and Smith at the time they were hired were smaller than they would have been if the new compensation structure had been in place.

        Long Term Incentive Compensation Awards in 2009 and 2010.    In connection with the new competitive assessment of compensation for our executives and top management positions begun in September 2008, our compensation committee determined a new long-term incentive program was needed to attract and retain executives and to more closely align our management's incentives with the strategic objectives of our business and the financial interests of our stockholders. The compensation committee noted that, with 129,038 Time-based RSUs outstanding in April 2009 and 94,038 of those RSUs scheduled to vest on August 12, 2009, no significant long-term equity incentives remained in place for management.

        The Company's philosophy for long-term incentives and the ranges for each grade are intended to utilize the 50th percentile for companies of comparable size from industry sectors comparable to that of the Company. In order to maximize the retention of executives, the compensation committee also felt that annual grants of long-term incentives were more appropriate currently as compared to larger grants on a multi-year cycle. This structure is consistent with the practices of many of the Company's peers and avoids the possibility, under a multi-year grant cycle, of a period when the Company's management has only a small unvested incentive compensation stake in the Company's future.

        Additionally, our compensation committee determined that the granting of long-term incentives should be limited to a smaller group of management as compared to previous practice. This determination was due to the generally shorter equity "hold" time of lower level employees, the perceived value placed on equity compensation and changes in the annual incentive program. Applying this approach to the newly adopted salary grade structure, the compensation committee determined that employees in the top six salary grades would be automatically eligible for annual grants. In addition, the committee approved the creation of a discretionary fund for the Chief Executive Officer to grant, subject to the compensation committee's approval, long term incentive awards to high performance employees at lower salary grades than those automatically eligible for annual long term incentive awards.

        Based on the comparable data, our compensation committee adopted annualized long-term incentive grant guidelines by salary grade and adjusted those downward by one-third to reflect the major decline experienced in the US stock market in 2008 and early 2009. The annualized expected values at the 50th percentile following the one-third adjustment was 105% of base salary for Mr. Cassagne and 53% for Messrs. Janusek, Smith and Tolany. Ms. Wallander's percentage also was set at 53% at the time of her hiring.

        In continuation of our pay-for-performance compensation philosophy, our compensation committee has determined that a combination of restricted stock and stock option grants is appropriate. The compensation committee believes that options closely align management with stockholders, as management is only rewarded if the Company's stock price increases. As a result of the elimination of the Company's quarterly dividend in September 2008, stock price growth, rather than maintenance of quarterly dividend payments, is a key driver of stockholder value and, as a result, a focus of the Company's compensation system. In contrast to the Company's prior practice of splitting RSU grants equally between time-based and performance-based grants, and in order to increase the amount of compensation "at risk", our compensation committee has determined that 60% of the value of the long-term incentive grants will be in the form of stock option grants while 40% of the value of the long-term incentive grants will be in the form of restricted stock grants. These values were computed based on a stock price of $2.76 per share which was our average stock price in the month of October 2008, the first full month following engagement of Towers Perrin in September 2008 for a competitive assessment of compensation.

        In connection with the new long-term incentive program, on April 14, 2009 our compensation committee granted 82,850 shares of restricted stock and 370,350 stock options to 35 of our executives and consultants, including grants from the Chief Executive Officer's discretionary pool. In addition, these same executives and consultants were conditionally approved for grants of 124,275 shares of restricted stock and 555,525 conditional stock options, which were issued following stockholder approval of the amendment to our long-term incentive and share award plan at the annual meeting of stockholders on May 20, 2009. Of those grants, Messrs. Cassagne, Janusek, Smith and Tolany were granted 26,000, 9,200, 8,400 and 6,800 shares of restricted stock, respectively and 114,000, 40,800, 39,600 and 25,200 stock options, respectively; and were conditionally approved for grants of 39,000, 13,800, 12,600 and 10,200 shares of restricted stock, respectively; and 171,000, 61,200, 59,400 and 37,800 conditional stock options, respectively. At the time of her hiring, Ms. Wallander was granted 33,000 shares of restricted stock and 72,000 stock options.

        The restricted stock grants have been granted in the form of time-lapse restricted stock. The stock option grants have been made in the form of 7-year stock options with the options granted in three tranches. As a result of the decline in the Company's stock price during 2008, the compensation committee granted two thirds of the stock options with strike prices above fair market value. One-third of the stock options issued on April 14, 2009 were granted at a strike price equal to the fair market value on April 14, 2009, one-third at a strike price equal to 150% of the fair market value on April 14, 2009 and one-third equal to 200% of the fair market value on April 14, 2009. Because our stock price was higher on May 20, 2009, (the date the additional shares were approved by our stockholders), one-third of the conditional stock option grants were granted at a strike price equal to fair market value on May 20, 2009, one-third at a strike price equal to 150% of the fair market value on April 14, 2009 and one-third at a strike price equal to 200% of the fair market value on April 14, 2009. The utilization of strike prices on the stock options significantly higher than the then-current fair market value was due to the significant decline in our stock price as compared to other peer companies. The fair market value of our stock on April 14, 2009 was $1.53 per share and the fair market value on May 20, 2009, the day the additional shares were approved by our stockholders, was $2.05. For Ms. Wallander, fair market value on the date of her hiring, June 8, 2009 ($1.85), was used in lieu of fair market value on April 14, 2009 to determine the applicable strike prices.

        The restricted stock grants, conditional restricted stock grants, stock option grants and conditional stock option grants described above will all vest in three equal amounts with the first vesting on January 1, 2010, the second vesting on January 1, 2011 and the third vesting on January 1, 2012. The compensation committee believes a three year vesting structure is consistent with the practices of comparable companies.

        On January 1, 2010, our compensation committee granted 174,034 shares of restricted stock and 355,446 stock options to 43 of our executives and consultants, including grants from the Chief Executive Officer's discretionary pool. In addition, these same executives and consultants were conditionally approved for grants of 106,666 shares of restricted stock (to be issued upon the approval of the Plan amendment contemplated by this proxy statement) and 217,854 conditional stock options, subject to the same stockholder approval. Of those grants, Messrs. Cassagne, Janusek, Smith and Tolany and Ms. Wallander were granted 52,700, 17,360, 17,360, 11,160 and 16,120 shares of restricted stock, respectively and 108,500, 35,340, 35,340, 18,600 and 34,100 stock options, respectively; and were conditionally approved for grants of 32,300, 10,640, 10,640, 6,840 and 9,880 shares of restricted stock, respectively; and 66,500, 21,660, 21,660, 11,400 and 20,900 conditional stock options, respectively. The size of the January 1, 2010 restricted stock and stock option grants were determined by our compensation committee based, in part, on the December 2009 Towers Perrin study information described above.

        The January 1, 2010 restricted stock grants, conditional restricted stock grants, stock option grants and conditional stock option grants will all vest in three equal amounts with the first vesting on January 1, 2011, the second vesting on January 1, 2012 and the third vesting on January 1, 2013. The restricted stock grants have been, and conditional restricted stock grants will be, granted in the form of time-lapse restricted stock. The stock option grants and conditional stock option grants have been made in the form of 7-year stock options. As a result of the partial recovery in the Company's stock price during 2009, the compensation committee granted all of the stock options with strike prices equal to fair market value on the date of grant. The conditional stock option grants will be granted at a strike price based on the fair market value on the day the additional shares are approved by our stockholders. The fair market value of our stock on December 31, 2009 was $4.29 per share.

        In the event our stockholders do not approve the requested 2,000,000 additional shares for the Plan, the restricted shares in respect of the conditional restricted stock grants will not be issued and the conditional stock option grants will not be effective and those grants will be cancelled.

        Effective with the grants on January 1, 2010, the current number of shares available for issuance under the Plan is 120,808. Assuming the addition of 2,000,000 shares to the Plan is approved by our stockholders and taking into account the provisional restricted stock and stock option grants, 1,801,418 shares will be available for issuance under the Plan. These available shares will potentially be utilized for grants to new employees, promotions, our Board of Directors and future grants to our management.

Perquisites and Other Benefits

        In addition to the annual and long-term compensation described above, our executive officers also receive certain perquisites and other benefits. Such perquisites include Company matching contributions under our 401(k) plan, life insurance benefits, physicals and spousal travel.

        All participants in our 401(k) plan are eligible to receive matching Company contributions equal to 50% of employee contributions, up to a maximum amount equal to the lesser of 4% of annual salary and $4,900.

        The Company provides term life insurance to all salaried employees in an amount equal to two times base salary, with a limit of $400,000. Internal Revenue Service regulations limit the amount of life insurance that an employer can provide to employees tax free. The coverage provided to many of our employees, including the executive officers, for 2009 exceeded such limits. Therefore, compensation expense has been calculated and attributed to each executive officer in accordance with IRS requirements.

        Beginning in 2009, we have adopted a policy requiring our Chief Executive Officer and each of our Executive Vice Presidents to complete an annual physical exam paid for by the Company. To ensure consistency and control expenses, we have authorized one specific provider based in Dallas, Texas for purposes of this policy.

        From time to time we have national meetings during the year for certain members of management, including our executive officers. Spouses have historically been invited to attend certain of these meetings and their travel expenses are paid by the Company.

        We also provide other benefits, such as medical, dental and basic life insurance and disability coverage to most of our employees, including our executive officers. We also provide customary amounts of vacation time and paid holidays to all employees, including our executive officers.

Deferred Compensation and Defined Benefit Plans

        We do not offer any deferred compensation, defined benefit plans or pensions to any of our employees at this time. We are currently reviewing our options and may add a deferred compensation program at a future date.

Change In Control and Severance Agreements

        We do not have any agreements in place with the executive officers that provide compensation for a change in control of the Company. However, each of our executive officers has a severance agreement that provides for severance payments in the event the executive officer's employment is terminated under certain conditions. Pursuant to amendments approved by the compensation committee of our Board of Directors on December 31, 2009, these severance agreements now provide for additional severance payments in the event the executive officer's employment is terminated under certain conditions following a change in control. We believe that these agreements serve to maintain the focus of our executive officers and insure that their attention, efforts and commitment are aligned with maximizing the success of the Company and stockholder value by minimizing distractions involving executive management that arise when strategic transactions involving a change in control and other significant changes to the Company are considered. For additional information concerning these severance provisions, see "Employment Agreements" below.

Regulatory Considerations

        The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements and for certain compensation paid pursuant to plans or agreements in existence prior to the Company's initial public offering. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, our compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our current annual and long term incentive compensation for executives is not subject to any material deductibility limitations under Section 162(m).

Stock Ownership Guidelines

        We historically have not had any guidelines or policies that require our executive officers to maintain certain levels of ownership of the Company's stock. On April 14, 2009, our compensation committee adopted stock ownership guidelines applicable to our Chief Executive Officer and each of our Executive Vice Presidents. The stock ownership guidelines are voluntary, and provide that the executive should, within five years of the later of the adoption of the guidelines or the executive being named to a position covered by the guidelines, maintain stock ownership equal in value to a multiple of base salary—three times base salary, in the case of the Chief Executive Officer, and two times base salary, in the case of each Executive Vice President. Prior to the completion of the five year phase in period, our compensation committee will monitor each executive's progress relative to the guidelines. All shares owned by the executive, including any unvested restricted shares, will be counted toward the executive's attainment of the stock ownership guidelines. On March 19, 2010, our compensation committee reviewed our executive officers' progress against these guidelines.

Securities Trading Policy

        We have a written insider trading policy that governs the trading of our stock by our executive officers and certain other employees. The listing of employees covered under the policy is updated from time to time based on changes in responsibility and access to internal information. This policy is designed to ensure compliance with all insider trading rules. It also prohibits "short sales" (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) and "short sales against the box" (selling owned, but not delivered securities). It also prohibits trading derivative securities such as "put" and "call" options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) related to our stock.

COMPENSATION COMMITTEE REPORT

        The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis ("CD&A") with management and, based on such review and discussion, recommended to the Board of Directors the inclusion of the CD&A in the Company's Proxy Statement.

  Compensation Committee of the Board of Directors

    Theodore J. Host
    Kevin J. Cameron
    Robert N. Verdecchio

SUMMARY COMPENSATION TABLE

        The following table sets forth certain compensation information for each individual who served as our Chief Executive Officer or Chief Financial Officer during the year ended December 31, 2009 and three additional highly compensated executive officers (the "Named Executive Officers") for the three years ended December 31, 2009:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e)(1)	Option Awards ($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(2)	Total ($) (j)
Gilbert M. Cassagne,	2009	$446,709	$—		$119,730	$327,180	—	—	$2,351	$895,970
Chief Executive Officer	2008	230,154	—		1,317,900	—	—	—	252,725	1,800,778
and President
Steven J. Janusek,	2009	283,712	—		42,366	117,096	—	—	5,278	448,452
Executive Vice President,	2008	267,472	—		—	—	—	—	5,428	272,900
Chief Financial Officer &	2007	244,874	—		—	—	—	—	48,844	293,718
Secretary
Paul D. Smith,	2009	287,543	—		38,682	113,652	—	—	3,144	443,022
Executive Vice President	2008	81,812	—		135,00	—	—	—	88,868	305,680
and Chief Operating
Officer
William A. Tolany,	2009	171,938	20,000	(3)	31,314	72,324	—	—	4,103	299,679
Executive Vice President &
Chief Customer Officer
Angela S. Wallander,	2009	117,305	25,000	(4)	61,050	84,960	—	—	2,187	290,502
Executive Vice President &
Chief Administrative Officer

(1)
Represents the grant date fair value of stock and option awards, as applicable. For additional information regarding the valuation and accounting for equity instruments, refer to note 14 to the Company's financial statements in the Form 10-K for the year ended December 31, 2009 and note 12 to the Company's financial statements in the Form 10-K for the year ended December 31, 2008, in each case as filed with the SEC.

(2)
Represents (i) amounts paid to the employee in connection with the dividend equivalent rights associated with unvested performance-based restricted share units and dividends paid to the employee on unvested shares of restricted stock, (ii) bonuses to reimburse the employee for income taxes payable on the grant of restricted stock received in 2008, (iii) contributions made to the Company's 401(k) plan by the Company, (iv) the cost of travel and lodging expenses paid by the Company for the benefit of the employee's spouse, (v) the cost of life insurance benefits paid by the Company; and (vi) and other miscellaneous benefits. The amounts by employee and category are as follows:

Name	Year	Dividend and Dividend Equivalent Payments	Tax Reimbursement	401(k) Contributions	Spousal Travel	Life Insurance	Other	Total
Gilbert M. Cassagne	2009	$—	$—	$1,385	$—	$966	—	$2,351
	2008	—	250,160	1,385	697	483	—	252,725
Steven J. Janusek	2009	—	—	4,900	—	378	—	5,278
	2008	—	—	4,500	550	378	—	5,428
	2007	43,966	—	4,500	—	378	—	48,844
Paul D. Smith	2009	—	—	1,338	—	1,806	—	3,144
	2008	—	86,947	669	1,010	242	—	88,868
William A. Tolany	2009	—	—	1,331	—	2,772	—	4,103
Angela S. Wallander	2009	—	—	1,819	—	368	—	2,187
(3)
Represents a cash bonus paid in recognition of Mr. Tolany's extraordinary efforts in late 2008 and early 2009 to fill the responsibilities of Executive Vice President - Sales & Marketing on an interim basis, while also serving as Vice President - Business Development.

(4)
Represents a cash signing bonus paid to Ms. Wallander at the time she was hired as our Chief Administrative Officer.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
												Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gilbert M. Cassagne	4/14/09	—	$450,000	$900,000				26,000	(1)	114,000	(2)	$2.30	(3)	$141,240	(4)
	5/20/09	—	—	—				39,000	(1)	171,000	(2)	$2.47	(3)	$305,670	(4)
Steven J. Janusek	4/14/09	—	$195,000	$390,000				9,200	(1)	40,800	(2)	$2.30	(3)	$50,388	(4)
	5/20/09	—	—	—				13,800	(1)	61,200	(2)	$2.47	(3)	$109,074	(4)
Paul D. Smith	4/14/09	—	$188,500	$377,000				8,400	(1)	39,600	(2)	$2.30	(3)	$48,096	(4)
	5/20/09	—	—	—				12,600	(1)	59,400	(2)	$2.47	(3)	$104,238	(4)
William A. Tolany	4/14/09	—	$123,500	$247,000				6,800	(1)	25,200	(2)	$2.30	(3)	$32,832	(4)
	5/20/09	—	—	—				10,200	(1)	37,800	(2)	$2.47	(3)	$70,806	(4)
Angela S. Wallander	6/08/09	—	$139,750	$279,500				33,000	(1)	72,000	(2)	$2.40	(3)	$146,010	(4)

(1)
Represents the grant of restricted stock that vests in three equal amounts with the first vesting on January 1, 2011, the second vesting on January 1, 2012 and the third vesting on January 1, 2013.

(2)
Represents stock option grants in the form of 7-year stock options with the options granted in three equal tranches vesting on January 1, 2011, January 1, 2012 January 1, 2013.

(3)
Represents the weighted average exercise price of the three tranches of option grants.

(4)
Represents the grant date fair value of stock and option awards, as applicable. For additional information regarding the valuation and accounting for equity instruments, refer to note 14 to the Company's financial statements in the Form 10-K for the year ended December 31, 2009 and note 12 to the Company's financial statements in the Form 10-K for the year ended December 31, 2008, in each case as filed with the SEC.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Severance Agreements

        On August 14, 2003, we entered into executive employment agreements (each, an "employment agreement") with each of our executive officers at the time, including Steven J. Janusek, our Executive Vice President, Chief Financial Officer and Secretary. On June 23, 2008, at the time Gilbert M. Cassagne became our Chief Executive Officer and President, and September 15, 2008, at the time Paul D. Smith became our Executive Vice President and Chief Operating officer, we entered into employment agreements with each of Mr. Cassagne and Mr. Smith. The employment agreements for each of Messrs. Cassagne, Janusek and Smith were of indefinite duration.

        Under the terms of each employment agreement, in addition to his annual salary, each executive officer was entitled to participate in incentive compensation plans on the same basis as other comparable level employees. Each executive officer was also entitled to participate in various benefit plans. Each employment agreement provided for a minimum base salary. In addition, each employment agreement provided that the executive was entitled to receive an annual bonus upon achieving certain performance and operating targets. Prior to April 14, 2009, the employment agreements with Messrs. Cassagne, Janusek and Smith provided for minimum base salaries of $450,000, $180,000 and $290,000, respectively.

        On April 14, 2009, we entered into severance agreements with certain executive officers, including Messrs. Cassagne, Janusek and Smith, and William A. Tolany, who was appointed Executive Vice President and Chief Customer Officer on that date. These severance agreements replaced the pre-existing employment agreements with each of Messrs. Cassagne, Janusek and Smith. Upon her appointment as Executive Vice President and Chief Administrative Officer on June 8, 2009, we entered into a severance agreement with Angela S. Wallander. The severance agreements do not contain provisions providing for the employee's minimum base salary or entitlement to participation in incentive compensation or benefit plans. Each of these severance agreements provides for severance payments in the event the executive officer's employment is terminated under certain conditions.

        On December 31, 2009, the compensation committee of our Board of Directors approved the amendment of each of the existing severance agreements between the Company and certain executive officers, including

Messrs. Cassagne, Janusek, Smith and Tolany and Ms. Wallander. The amended severance agreement replaces the pre-existing severance agreement with each of these executives. As amended, each severance agreement provides that if the executive's employment is terminated due to disability, by the Company without "cause," or, for certain executives, by the executive for "good reason," the executive will receive a severance amount equal to a specified percentage of his or her annual base salary payable in a lump sum, along with the pro-rated amount (to the date of termination) of the bonus amount the executive would have received during the year of termination, based on actual performance. However, in the event that the executive is terminated within 24 months following a "Change in Control" (as defined in the amended severance agreements) due to disability, by the Company without "cause," or by the executive for "good reason," the executive will receive a severance amount equal to a different specified percentage of his or her annual base salary payable in a lump sum, along with (i) the pro-rated amount (to the date of termination) of the bonus amount the executive would have received during the year of termination, based on actual performance, (ii) continued participation in the Company's health and welfare plans for eighteen (18) months, subject to certain conditions, and (iii) immediate and full vesting of any non-performance based stock options and restricted stock or equity grants. If the executive's employment is terminated as a result of death, by the Company for "cause," by the executive without "good reason," or, for certain executives, by the executive with "good reason," in the absence of a Change in Control, the executive will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans.

        For additional information concerning these severance agreements, see "Potential Payments Upon Termination and Change in Control" below.

2005 Long Term Incentive and Share Award Plan

        Please see the discussion under "Approval of Amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, as amended" and "Compensation Discussion and Analysis-Long Term Incentive Compensation" for a description of the Company's stock incentive plan and outstanding awards.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2009

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock Held That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(1)
Gilbert M. Cassagne
Stock options	—	—	114,000	$2.30	(2)	04/14/16	—	—	—	—
Stock options	—	—	171,000	$2.47	(2)	05/20/16	—	—	—	—
Restricted stock	—	—	—	—		—	—	—	65,000	$278,850
Restricted share units	—	—	—	—		—	—	—	70,000	$300,300
Steven J. Janusek
Stock options	—	—	40,800	$2.30	(2)	04/14/16	—	—	—	—
Stock options	—	—	61,200	$2.47	(2)	05/20/16	—	—	—	—
Restricted stock	—	—	—	—		—	—	—	23,000	$98,670
Paul D. Smith
Stock options	—	—	39,600	$2.30	(2)	04/14/16	—	—	—	—
Stock options	—	—	59,400	$2.47	(2)	05/20/16	—	—	—	—
Restricted stock	—	—	—	—		—	—	—	21,000	$90,090
William A. Tolany
Stock options	—	—	25,200	$2.30	(2)	04/14/16	—	—	—	—
Stock options	—	—	37,800	$2.47	(2)	05/20/16	—	—	—	—
Restricted stock	—	—	—	—		—	—	—	17,000	$72,930
Angela S. Wallander
Stock options	—	—	72,000	$2.40	(2)	06/08/16	—	—	—	—
Restricted stock	—	—	—	—		—	—	—	33,000	$141,570

(1)
Represents the market value of the unvested RSUs and restricted stock based on the closing market price of the Company's stock of $4.29 on December 31, 2009.

(2)
Represents the weighted average exercise price of the three tranches of option grants.

OPTION EXERCISES AND SHARE VESTED TABLE

        The following table sets forth the number of common shares acquired upon exercise of options by each Named Executive Officer during 2009 and the number of restricted common shares and restricted share units held by each Named Executive Officer that vested during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Gilbert M. Cassagne
Restricted stock	—	—	30,000	$56,700
Restricted share units	—	—	20,000	$49,000
Steven J. Janusek
Restricted share units	—	—	6,000	$14,700
Paul D. Smith
Restricted stock	—	—	20,000	$120,400
William A. Tolany
Restricted share units	—	—	1,500	$3,675
Angela S. Wallander
None	—	—	—	—

PENSION BENEFITS

        None of our Named Executive Officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

NONQUALIFIED DEFERRED COMPENSATION

        None of our Named Executive Officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL

        Each of the severance agreements described above under "Employment Agreements" provides for severance payments under certain circumstances, with additional severance payments payable under certain circumstances following a Change in Control.

        On April 14, 2009, we entered into severance agreements with certain executive officers, including Messrs. Cassagne, Janusek and Smith, and William A. Tolany, who was appointed Executive Vice President and Chief Customer Officer on that date. These severance agreements replaced the pre-existing employment agreements with each of Messrs. Cassagne, Janusek and Smith. Upon her appointment as Executive Vice President and Chief Administrative Officer on June 8, 2009, we entered into a severance agreement with Angela S. Wallander. Each of these severance agreements provides for severance payments in the event the executive officer's employment is terminated under certain conditions.

        On December 31, 2009, the compensation committee of our Board of Directors approved the amendment of each of the existing severance agreements between the Company and certain executive officers, including Messrs. Cassagne, Janusek, Smith and Tolany and Ms. Wallander. The amended severance agreement replaces the pre-existing severance agreement with each of these executives. As amended, each severance agreement provides that if the executive's employment is terminated due to disability, by the Company without "cause," or, for certain executives, by the executive for "good reason," the executive will receive a severance amount equal to a specified percentage of his or her annual base salary payable in a lump sum, along with the pro-rated amount (to the date of termination) of the bonus amount the executive would have received during the year of termination, based on actual performance. However, in the event that the executive is terminated within 24 months following a "Change in Control" (as defined in the amended severance agreements) due to disability, by the Company without "cause," or by the executive for "good reason," the executive will receive a severance amount equal to a different specified percentage of his or annual base salary payable in a lump sum, along with (i) the pro-rated amount (to the date of termination) of the bonus amount the executive would have received during the year of termination, based on actual performance, (ii) continued participation in the Company's health and welfare plans for eighteen (18) months, subject to certain conditions, and (iii) immediate and full vesting of any non-performance based stock options and restricted stock or equity grants. If the executive's employment is terminated as a result of death, by the Company for "cause," by the executive without "good reason," or, for certain executives, by the executive with "good reason," in the absence of a Change in Control, the executive will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans.

        Mr. Cassagne's severance agreement provides that if his employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," he will receive a severance amount equal to (x) 400% of his annual base salary payable in a lump sum if such event occurs within 24 months of a "Change in Control", or (y) otherwise, 150% of his annual base salary payable in a lump sum. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Cassagne's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Severance, Bonus & Health Benefits(1)		Vesting in Equity Awards
Gilbert M. Cassagne
Termination due to disability, by the Company without cause, or by the executive for good reason in the absence of a Change in Control	$675,000		$695,000
Termination due to disability, by the Company without cause, or by the executive for good reason within 24 months of a Change in Control(2)	$1,818,000	(3)	$967,000	(4)(5)
Change of Control(6)	—		$1,117,000	(4)(5)
Termination by the Company for cause or by the executive without good reason	—		—
Termination as a result of death	—		$272,000

(1)
Estimated value, assuming the executive's employment is terminated under each of the circumstances described above on December 31, 2009, calculated as if the executive's amended severance agreement, which was executed on January 4, 2010, had been in effect on such date.

(2)
For each of the severance agreements, a "Change in Control" has the meaning set forth on page 51 of this proxy statement.

(3)
This amount includes the estimated value of 18 months of health and welfare benefits. Since no bonus was payable for 2009, the prorated value of the bonus was zero.

(4)
The applicable RSU, restricted stock award and stock option award agreement provides that upon a change in control, both Time-vested and Performance-based RSUs, restricted stock and stock options will immediately vest in full. The RSU award agreement also provides that in the event severance benefits are payable under the executive's severance agreement as a result of termination by the Company without cause or by the executive for good reason, the executive's Time-vested RSUs will vest and shares subject to such Time-vested RSUs will be transferred to the executive at the time of such termination, to the extent such Time-vested RSUs would have vested if the executive's employment had continued through the end of the severance period provided for in his severance agreement. The restricted stock and stock option award agreements provide that if the executive's employment is terminated as a result of the executive's disability, terminated by the Company without cause or by the executive for good reason, then the executive shall be deemed to have provided an additional 18 months of service for purposes of vesting and any restricted shares or stock options which would have vested during the deemed service period shall vest immediately upon termination.

(5)
See Outstanding Equity Awards table for number of unvested RSUs, shares of restricted stock and stock options. All values are based on the closing market price of the Company's stock of $4.29 on December 31, 2009.

(6)
For all applicable awards, Change of Control has the meaning set forth in the Plan, as described above under "Approval of Amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, As Amended (Item 3)—Change of Control."

        Mr. Janusek's severance agreement provides that if his employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," he will receive a severance amount equal to (x) 250% of his annual base salary payable in a lump sum if such event occurs within 24 months of a "Change in Control", or (y) otherwise, 100% of his annual base salary payable in a lump sum. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Janusek's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Severance, Bonus & Health Benefits(1)		Vesting in Equity Awards
Steven J. Janusek
Termination due to disability, by the Company without cause, or by the executive for good reason in the absence of a Change in Control	$300,000		$97,000
Termination due to disability, by the Company without cause, or by the executive for good reason within 24 months of a Change in Control(2)	$768,000	(3)	$291,000	(4)(5)
Change in Control(6)	—		$291,000	(4)(5)
Termination by the Company for cause or by the executive without good reason	—		—
Termination as a result of death	—		$97,000

(1)
Estimated value, assuming the executive's employment is terminated under each of the circumstances described above on December 31, 2009, calculated as if the executive's amended severance agreement, which was executed on January 4, 2010, had been in effect on such date.

(2)
For each of the severance agreements, a "Change in Control" has the meaning set forth on page 51 of this proxy statement.

(3)
This amount includes the estimated value of 18 months of health and welfare benefits. Since no bonus was payable for 2009, the prorated value of the bonus was zero.

(4)
The applicable restricted stock award and stock option award agreement provides that upon a change in control, restricted stock and stock options will immediately vest in full. The restricted stock and stock option award agreements provide that if the executive's employment is terminated as a result of the executive's disability, terminated by the Company without cause or by the executive for good reason, then the executive shall be deemed to have provided an additional 18 months of service for purposes of vesting and any restricted shares or stock options which would have vested during the deemed service period shall vest immediately upon termination.

(5)
See Outstanding Equity Awards table for number of shares of restricted stock and stock options. All values are based on the closing market price of the Company's stock of $4.29 on December 31, 2009.

(6)
For all applicable awards, Change of Control has the meaning set forth in the Plan, as described above under "Approval of Amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, As Amended (Item 3)—Change of Control."

        Mr. Smith's severance agreement provides that if his employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," he will receive a severance amount equal to (x) 250% of his annual base salary payable in a lump sum if such event occurs within 24 months of a "Change in Control", or (y) otherwise, 100% of his annual base salary payable in a lump sum. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Smith's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Severance, Bonus & Health Benefits(1)		Vesting in Equity Awards
Paul Smith
Termination due to disability, by the Company without cause, or by the executive for good reason in the absence of a Change in Control	$290,000		$92,000
Termination due to disability, by the Company without cause, or by the executive for good reason within 24 months of a Change in Control(2)	$743,000	(3)	$277,000	(4)(5)
Change in Control(6)	—		$277,000	(4)(5)
Termination by the Company for cause or by the executive without good reason	—		—
Termination as a result of death	—		$92,000

(1)
Estimated value, assuming the executive's employment is terminated under each of the circumstances described above on December 31, 2009, calculated as if the executive's amended severance agreement, which was executed on January 4, 2010, had been in effect on such date.

(2)
For each of the severance agreements, a "Change in Control" has the meaning set forth on page 51 of this proxy statement.

(3)
This amount includes the estimated value of 18 months of health and welfare benefits. Since no bonus was payable for 2009, the prorated value of the bonus was zero.

(4)
The applicable restricted stock award and stock option award agreement provides that upon a change in control, restricted stock and stock options will immediately vest in full. The restricted stock and stock option award agreements provide that if the executive's employment is terminated as a result of the executive's disability, terminated by the Company without cause or by the executive for good reason, then the executive shall be deemed to have provided an additional 18 months of service for purposes of vesting and any restricted shares or stock options which would have vested during the deemed service period shall vest immediately upon termination.

(5)
See Outstanding Equity Awards table for number of shares of restricted stock and stock options. All values are based on the closing market price of the Company's stock of $4.29 on December 31, 2009.

(6)
For all applicable awards, Change of Control has the meaning set forth in the Plan, as described above under "Approval of Amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, As Amended (Item 3)—Change of Control."

        Mr. Tolany's severance agreement provides that if his employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," he will receive a severance amount equal to (x) 165% of his annual base salary payable in a lump sum if such event occurs within 24 months of a "Change in Control", or (y) otherwise, 100% of his annual base salary payable in a lump sum. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Tolany's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Severance, Bonus & Health Benefits(1)		Vesting in Equity Awards
William A. Tolany
Termination due to disability, by the Company without cause, or by the executive for good reason in the absence of a Change in Control	$190,000		$64,000
Termination due to disability, by the Company without cause, or by the executive for good reason within 24 months of a Change in Control(2)	$332,000	(3)	$192,000	(4)(5)
Change in Control(6)	—		$192,000	(4)(5)
Termination by the Company for cause or by the executive without good reason	—		—
Termination as a result of death	—		$64,000

(1)
Estimated value, assuming the executive's employment is terminated under each of the circumstances described above on December 31, 2009, calculated as if the executive's amended severance agreement, which was executed on January 4, 2010, had been in effect on such date.

(2)
For each of the severance agreements, a "Change in Control" has the meaning set forth on page 51 of this proxy statement.

(3)
This amount includes the estimated value of 18 months of health and welfare benefits. Since no bonus was payable for 2009, the prorated value of the bonus was zero.

(4)
The applicable restricted stock award and stock option award agreement provides that upon a change in control, restricted stock and stock options will immediately vest in full. The restricted stock and stock option award agreements provide that if the executive's employment is terminated as a result of the executive's disability, terminated by the

  Company without cause or by the executive for good reason, then the executive shall be deemed to have provided an additional 18 months of service for purposes of vesting and any restricted shares or stock options which would have vested during the deemed service period shall vest immediately upon termination.

(5)
See Outstanding Equity Awards table for number of shares of restricted stock and stock options. All values are based on the closing market price of the Company's stock of $4.29 on December 31, 2009.

(6)
For all applicable awards, Change of Control has the meaning set forth in the Plan, as described above under "Approval of Amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, As Amended (Item 3)—Change of Control."

        Ms. Wallander's severance agreement provides that if her employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," she will receive a severance amount equal to (x) 165% of her annual base salary payable in a lump sum if such event occurs within 24 months of a "Change in Control", or (y) otherwise, 100% of her annual base salary payable in a lump sum. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Ms. Wallander's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," she will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, her estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Severance, Bonus & Health Benefits(1)		Vesting in Equity Awards
Angela S. Wallander
Termination due to disability, by the Company without cause, or by the executive for good reason in the absence of a Change in Control	$215,000		$135,000
Termination due to disability, by the Company without cause, or by the executive for good reason within 24 months of a Change in Control(2)	$373,000	(3)	$278,000	(4)(5)
Change in Control(6)	—		$278,000	(4)(5)
Termination by the Company for cause or by the executive without good reason	—		—
Termination as a result of death	—		$135,000

(1)
Estimated value, assuming the executive's employment is terminated under each of the circumstances described above on December 31, 2009, calculated as if the executive's amended severance agreement, which was executed on January 4, 2010, had been in effect on such date.

(2)
For each of the severance agreements, a "Change in Control" has the meaning set forth on page 51 of this proxy statement.

(3)
This amount includes the estimated value of 18 months of health and welfare benefits. Since no bonus was payable for 2009, the prorated value of the bonus was zero.

(4)
The applicable restricted stock award and stock option award agreement provides that upon a change in control, restricted stock and stock options will immediately vest in full.

  The restricted stock and stock option award agreements provide that if the executive's employment is terminated as a result of the executive's disability, terminated by the Company without cause or by the executive for good reason, then the executive shall be deemed to have provided an additional 18 months of service for purposes of vesting and any restricted shares or stock options which would have vested during the deemed service period shall vest immediately upon termination.

(5)
See Outstanding Equity Awards table for number of shares of restricted stock and stock options. All values are based on the closing market price of the Company's stock of $4.29 on December 31, 2009.

(6)
For all applicable awards, Change of Control has the meaning set forth in the Plan, as described above under "Approval of Amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, As Amended (Item 3)—Change of Control."

        Each severance agreement also restricts the executive's business activities that compete with our business. In the case of Messrs. Cassagne and Smith, the restrictions apply for a period of two years following the termination of the executive's employment. In the case of Mr. Janusek the restrictions apply for 18 months following the termination of the executive's employment. In the case of Mr.Tolany and Ms. Wallander, the restrictions apply for a period of 12 months following the termination of the executive's employment.

        For each of these severance agreements, a termination is for "cause" if the executive (i) is convicted of, or pleads guilty to, a felony or a crime involving moral turpitude, (ii) engages in independently verified, continuing and unremedied substance abuse involving drugs or alcohol, (iii) performs an action or fails to take an action that, in the reasonable judgment of a majority of the disinterested members of the Board of Directors, constitutes willful dishonesty, larceny, fraud or gross negligence by the executive in the performance of the executive's duties to the Company, or makes a knowing or reckless misrepresentation (including by omission of any material adverse information) to stockholders, directors or officers, (iv) willfully and repeatedly fails, after ten (10) business days notice, to materially follow the written policies of the Company or instructions of the Board of Directors or (v) materially breaches any agreement to which the executive and the Company or any of its subsidiaries are a party, or materially breaches any written policy, rule or regulation adopted by the Company or any of its subsidiaries relating to compliance with securities laws or other laws, rules or regulations and such breach is not cured by the executive or waived in writing by the Company within thirty (30) days after written notice of such breach to the executive, then the Company may, at any time by written notice to the executive, which notice shall be appended to a certified written resolution duly adopted by the Board of Directors, terminate the term immediately.

        For each of these severance agreements, a "Change in Control" means the earliest to occur of any of the following events on or before the third anniversary of the effective date of the agreement: (a) any one person or persons acting as a group acquires ownership of (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition by such person) more than 30% of the total voting power of the capital stock of the Company (except with respect to the occurrence of a merger, consolidation, or reorganization as provided for in (d) below, (b) a majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors before the date of the appointment or election, (c) any one person acquires, or persons acting as a group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), assets from the Company that have a total gross fair market value more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, or (d) any merger, consolidation or reorganization involving Company immediately after which persons acting as a group who hold more than a majority of the total voting power of the capital stock represented by outstanding voting securities of the surviving entity are not persons who held outstanding voting securities of Company immediately prior to such transaction.

        "Change of Control" under the Plan has the meaning set forth in Section 8(b) of the Plan (attached as Annex A to this proxy statement).

AUDIT COMMITTEE REPORT

        The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        The audit committee assists the Board of Directors in its oversight of Reddy Ice's financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion on the conformity of Reddy Ice's audited financial statements with accounting principles generally accepted in the United States of America.

        In this context, the audit committee has reviewed and discussed the audited financial statements with management and Reddy Ice's independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures related to auditor independence required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent auditors their independence from Reddy Ice and its management. The audit committee has also considered whether the independent auditors' provision of non-audit services to Reddy Ice is compatible with the auditors' independence.

        The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control and the overall quality of the Company's financial reporting.

        The audit committee has also evaluated the performance of the independent auditors, including, among other things, the amount of fees paid to the independent auditors for audit and non-audit services during the fiscal year ended December 31, 2009. Information about the independent auditors' fees for the fiscal year ended December 31, 2009 is discussed above in this Proxy Statement under "Ratification of Appointment of Independent Registered Public Accounting Firm." Based on its evaluation, the audit committee has selected PricewaterhouseCoopers LLP to serve as the Company's auditors for the fiscal year ending December 31, 2010.

        In reliance on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in Reddy Ice's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

    Audit Committee of the Board of Directors

    Robert N. Verdecchio
    Kevin J. Cameron
    Michael S. McGrath

EQUITY COMPENSATION PLAN INFORMATION

        The information shown below is as of December 31, 2009 and relates to equity compensation plans under which our common shares are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,147,150	(1)	$2.45	621,914	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,147,150		$2.45	621,914

(1)
Represents stock options in respect of 1,077,150 shares and 70,000 restricted share units.

(2)
Represents shares available under the 2005 Long Term Equity Incentive and Share Award Plan, as amended.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the percentage of the Company's common equity that is beneficially owned, as of March 15, 2010 by:

  •
  each of our directors;

  •
  each of our Named Executive Officers;

  •
  all of our Named Executive Officers and directors as a group; and

  •
  each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial Owner	Common Stock Shares Beneficially Owned		Percentage of Shares Beneficially Owned*
5% Stockholders
Harbinger Capital Partners Master Fund I, Ltd.	2,200,000	(1)	9.7%
Avenir Corporation	1,777,724	(2)	7.8%
JPMorgan Chase & Co.	1,412,830	(3)	6.2%
Named Executive Officers and Directors
Gilbert M. Cassagne	475,678	(4)	2.1%
Steven J. Janusek	253,121	(5)	1.1%
Paul D. Smith	155,778	(6)	**
William A. Tolany	121,152	(7)	**
Angela S. Wallander	173,120	(8)	**
William P. Brick	265,155	(9)	1.2%
Kevin J. Cameron	20,123		**
Theodore J. Host	23,623		**
Michael S. McGrath	26,123		**
Michael H. Rauch	13,123		**
Robert N. Verdecchio	23,623		**
Total Named Executive Officers and Directors as a group (11 persons)	1,550,619		6.8%

*
The percentage beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage.

**
Percentage of shares beneficially owned by such person does not exceed one percent.

(1)
This information is based on Schedule 13G filed with the SEC on August 31, 2009 by Harbinger Capital Partners Master Fund I, Ltd. According to the Schedule 13G, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital partners LLC, Harbinger Holdings, LLC and Philip Falcone have shared voting and dispositive power with respect to, and shared beneficial ownership of the 2,200,000 shares.

(2)
This information is based on Schedule 13D filed with the SEC on August 7, 2009 by Avenir Corporation. According to the Schedule 13D, the address of Avenir Corporation is 1919 Pennsylvania Ave NW, 4th Floor, Washington DC 20006.

(3)
This information is based on Schedule 13G filed with the SEC on January 22, 2010 by JPMorgan Chase & Co. According to the Schedule 13G, the address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(4)
Includes 94,998 unexercised stock options and 96,055 unvested shares of restricted stock.

(5)
Includes 33,999 unexercised stock options and 32,701 unvested shares of restricted stock.

(6)
Includes 33,000 unexercised stock options and 31,367 unvested shares of restricted stock.

(7)
Includes 21,000 unexercised stock options and 22,499 unvested shares of restricted stock.

(8)
Includes 24,000 unexercised stock options and 43,120 unvested shares of restricted stock.

(9)
Includes 32,470 shares held indirectly in trusts for his children.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Any proposed related party transactions are submitted to the Board of Directors for approval.

        Our former chief executive officer and current member of the Board of Directors, William P. Brick, retired as an employee effective May 20, 2009. On the effective date of his retirement, we entered into a consulting agreement with Mr. Brick whereby we agreed to (i) pay Mr. Brick $150,000 in fees for consulting services for the remainder of 2009, (ii) allow certain unvested Time Vested RSUs to vest on August 12, 2009 as originally scheduled and (iii) provide Mr. Brick with health insurance under our benefit plans until the age of 65. We recognized $200,000 of expense in 2009 in connection with the above arrangements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) promulgated under the Exchange Act requires Reddy Ice's officers and directors, and persons who beneficially own more than 10% of Reddy Ice's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the regulations of the Commission require such officers, directors and greater than 10% stockholders to furnish Reddy Ice with copies of all such reports that they file. Reddy Ice believes that during the fiscal year ended December 31, 2009, all of its directors, officers and greater than 10% beneficial owners complied with all applicable filing requirements, except for one late Form 4 filing by each of Gilbert M. Cassagne, Steven J. Janusek, Paul D. Smith, William A. Tolany and Mark A. Steffek regarding the Company's April 14, 2009 grants of options and restricted stock, which filings were made subsequently on April 20, 2009 upon discovery of the oversight.

 GENERAL

        The accompanying form of proxy has been prepared at the direction of the Reddy Ice Board of Directors and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by the Board of Directors.

By Order of the Board of Directors,

GILBERT M. CASSAGNE Chairman of the Board of Directors, Chief Executive Officer and President

Dallas, Texas
March 24, 2010

 Annex A

REDDY ICE HOLDINGS, INC.
2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN
(as Amended through March 19, 2010)

        1.    Purposes.

        The purposes of the 2005 Long Term Incentive and Share Award Plan are to advance the interests of Reddy Ice Holdings, Inc. and its shareholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company, its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

        2.    Definitions.

        For purposes of the Plan, the following terms shall be defined as set forth below:

          (a)   "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          (b)   "Award" means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Share- Based Award granted to an Eligible Person under the Plan.

          (c)   "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (d)   "Beneficiary" means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (e)   "Board" means the Board of Directors of the Company.

          (f)    "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          (g)   "Committee" means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an "outside director" within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

          (h)   "Company" means Reddy Ice Holdings, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

          (i)    "Director" means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

          (j)    "Dividend Equivalent" means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

          (k)   "Eligible Person" means (i) an employee or consultant of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) a Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, consultant or Director, in connection with his or her hiring or retention prior to the date the employee, consultant or Director first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee, consultant or Director first performs such services.

          (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

          (m)  "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

          (n)   "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (o)   "NQSO" means any Option that is not an ISO.

          (p)   "Option" means a right, granted under Section 5(b), to purchase Shares.

          (q)   "Other Share-Based Award" means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

          (r)   "Participant" means an Eligible Person who has been granted an Award under the Plan.

          (s)   "Performance Share" means a performance share granted under Section 5(f).

          (t)    "Performance Unit" means a performance unit granted under Section 5(f).

          (u)   "Plan" means this 2005 Long Term Incentive and Share Award Plan.

          (v)   "Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

          (w)  "Restricted Share Unit" means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

          (x)   "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (y)   "SAR" or "Share Appreciation Right" means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair

  Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

          (z)   "Shares" means common stock, $0.01 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

          (aa) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          (bb) "Termination of Service" means the termination of the Participant's employment, consulting services or directorship with the Company, its Subsidiaries and its Affiliates, as the case may be. A Participant employed by a Subsidiary of the Company or one of its Affiliates shall also be deemed to incur a Termination of Service if the Subsidiary of the Company or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee or director of, or a consultant to, the Company, another Subsidiary of the Company or an Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered a Termination of Service.

        3.    Administration.

        (a)    Authority of the Committee.    The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

            (i)  to select Eligible Persons to whom Awards may be granted;

           (ii)  to designate Affiliates;

          (iii)  to determine the type or types of Awards to be granted to each Eligible Person;

          (iv)  to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

           (v)  to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

          (vi)  to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

         (vii)  to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

        (viii)  to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (ix)  to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

           (x)  to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

          (xi)  to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with the Plan; and

         (xii)  to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

        (b)    Manner of Exercise of Committee Authority.    The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

        (c)    Limitation of Liability.    Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

        (d)    Limitation on Committee's Discretion.    Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

        (e)    No Option or SAR Repricing Without Shareholder Approval.    Except as provided in the first sentence of Section 4(c) hereof relating to certain antidilution adjustments, unless the approval of shareholders of the Company is obtained, Options and SARs issued under the Plan shall not be amended to lower their exercise price and Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices.

        4.    Shares Subject to the Plan.

        (a)   Subject to adjustment as provided in Section 4(c) hereof, the total number of the Shares reserved for issuance in connection with Awards under the Plan shall not exceed an aggregate of 4,750,000; provided, however, that with respect to grants on or after April 14, 2009, no more than 2,000,000 Shares may be issued in a form of an Award other than an Option or SAR. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, be again available for Awards under the Plan; provided, however, that any Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes with respect to an Award shall not again be made available for Awards under the Plan. The Company may not make available for future Awards Shares that are purchased using the proceeds from the exercise of Options. Notwithstanding anything to the contrary contained herein, all Shares covered by an SAR, to the extent that it is exercised and settled in Shares, shall be considered issued or transferred pursuant to the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent the number of Shares as to which the Award is exercised.

        (b)   Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 500,000 Shares, and (ii) with respect to Performance Shares, Performance Units, Restricted Shares or Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 500,000 Shares during a calendar year to any Eligible Person under this Plan.

        (c)   In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

        (d)   Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

        5.    Specific Terms of Awards.

        (a)    General.    Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of

Awards or continued exercisability of Awards in the event of Termination of Service by the Eligible Person.

        (b)    Options.    The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

            (i)    Exercise Price.    The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

            (ii)    Option Term.    The term of each Option shall be determined by the Committee; provided, however, that such term shall not be longer than ten years from the date of grant of the Option.

            (iii)    Time and Method of Exercise.    The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons; provided, however, that in no event may any portion of the exercise price be paid with Shares acquired either under an Award granted pursuant to this Plan, upon exercise of a stock option granted under another Company plan or as a stock bonus or other stock award granted under another Company plan unless, in any such case, the Shares were acquired and vested more than six months in advance of the date of exercise.

            (iv)    Early Exercise.    The Committee may provide at the time of grant or any time thereafter, in its sole discretion, that any Option shall be exercisable with respect to Shares that otherwise would not then be exercisable, provided that, in connection with such exercise, the Participant enters into a form of Restricted Share agreement approved by the Committee.

            (v)    ISOs.    The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

        (c)    SARs.    The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

            (i)    Right to Payment.    A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

            (ii)    Other Terms.    The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

        (d)    Restricted Shares.    The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

            (i)    Issuance and Restrictions.    Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

            (ii)    Forfeiture.    Except as otherwise determined by the Committee, at the date of grant or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

            (iii)    Certificates for Shares.    Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, the Company shall retain physical possession of the certificate and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

            (iv)    Dividends.    Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

            (v)    Early Exercise Options.    The Committee shall award Restricted Shares to a Participant upon the Participant's early exercise of an Option under Section 5(b)(iv) hereof. Unless otherwise determined by the Committee, the lapse of restrictions with respect to such Restricted Shares shall occur on the same schedule as the exercisability of the Option for which the Restricted Shares were exercised.

        (e)    Restricted Share Units.    The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

            (i)    Award and Restrictions.    Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

            (ii)    Forfeiture.    Except as otherwise determined by the Committee at date of grant or thereafter, upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

            (iii)    Dividend Equivalents.    Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine or permit the Participant to elect.

        (f)    Performance Shares and Performance Units.    The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

            (i)    Performance Period.    The Committee shall determine a performance period (the "Performance Period") of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

            (ii)    Award Value.    At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

            (iii)    Significant Events.    If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

            (iv)    Forfeiture.    Except as otherwise determined by the Committee, at the date of grant or thereafter, upon Termination Service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

            (v)    Payment.    Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period.

        (g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

        (h)    Other Share-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

        6.    Certain Provisions Applicable to Awards.

        (a)    Stand-Alone, Additional, Tandem and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an

Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without shareholder approval, the per Share exercise price of any Option, or grant price of any SAR, which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

        (b)    Term of Awards.    The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

        (c)    Form of Payment Under Awards.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

        (d)    Nontransferability.    Unless otherwise set forth by the Committee in an Award Agreement, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. An Eligible Person's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person's creditors.

        (e)    Noncompetition.    The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

        7.    Performance Awards.

        (a)    Performance Awards Granted to Covered Employees.    If the Committee determines that an Award (other than an Option or SAR) to be granted to an Eligible Person should qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award (each, a "Performance Award") shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(a).

            (i)    Performance Goals Generally.    The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(a). The performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, vested, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting, exercise and/or settlement of such Performance Awards.

    Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

            (ii)    Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Share price or total stockholder return; (10) earnings before income taxes, interest, depreciation and amortization expenses as further adjusted to give effect to unusual items, non-cash items and other adjustments, (11) earned distributable cash per share and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

            (iii)    Performance Period; Timing for Establishing Performance Goals; Per-Person Limit.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 4(b).

            (iv)    Settlement of Performance Awards; Other Terms.    Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 7(a). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Service of the Participant or other event (including a Change of Control) prior to the end of a performance period or settlement of such Performance Awards.

            (v)    Maximum Annual Cash Award.    The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan for any calendar year to any Eligible Person that is intended to satisfy the requirements for "performance- based compensation" under Section 162(m) of the Code shall not exceed $2.0 million.

        (b)    Written Determinations.    Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

        8.    Change of Control Provisions.

        (a)    Acceleration of Exercisability and Lapse of Restrictions.    Unless otherwise provided by the Committee at the time of the Award grant, in the event of a Change of Control, (i) all outstanding Awards pursuant to which the Participant may have rights the exercise of which is restricted or limited, shall become fully exercisable at the time of the Change of Control, and (ii) unless the right to lapse of restrictions or limitations is waived or deferred by a Participant prior to such lapse, all restrictions or limitations (including risks of forfeiture and deferrals) on outstanding Awards subject to restrictions or limitations under the Plan shall lapse, and all performance criteria and other conditions to payment of Awards under which payments of cash, Shares or other property are subject to conditions shall be deemed to be achieved or fulfilled and shall be waived by the Company at the time of the Change of Control.

        (b)    Definition of Change of Control.    For purposes of this Plan, "Change of Control" shall mean:

            (i)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (other than by exercise of a conversion privilege); (ii) any acquisition by the Company or any of its Subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iv) any acquisition by any Person who owns 10% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities on the Effective Date; or (v) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

           (ii)  during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

          (iii)  consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;

          (iv)  consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition; or

           (v)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

        9.    General Provisions.

        (a)    Compliance with Legal and Trading Requirements.    The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

        (b)    No Right to Continued Employment or Service.    Neither the Plan nor any action taken thereunder shall be construed as giving any employee, consultant or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's, consultant's or director's employment or service at any time.

        (c)    Taxes.    The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person's tax obligations.

        (d)    Changes to the Plan and Awards.    The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment or alteration shall be subject to the approval of the Company's shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

        (e)    No Rights to Awards; No Shareholder Rights.    No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

        (f)    Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

        (g)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

        (h)    Not Compensation for Benefit Plans.    No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

        (i)    No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

        (j)    Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws thereof.

        (k)    Effective Date; Plan Termination.    The Plan became effective as of August 8, 2005 (the "Effective Date"). The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

        (l)    Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

0 14475 PROXY REDDY ICE HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Reddy Ice Holdings, Inc. to be held at 10:00 a.m., Central Daylight Time, on Thursday, April 29, 2010, at the Northpark Central Office Tower at 8750 North Central Expressway, 2nd Floor, Dallas, Texas 75231, and the Proxy Statement in connection therewith and (2) appoints Gilbert M. Cassagne and Steven J. Janusek, and each of them, the undersigned's proxies with the full power of substitution for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of common stock of Reddy Ice Holdings, Inc. standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF REDDY ICE HOLDINGS, INC. April 29, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report are available at http://www.reddyiceproxy.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Gilbert M. Cassagne O William P. Brick O Kevin J. Cameron O Theodore J. Host O Michael S. McGrath O Michael H. Rauch O Robert N. Verdecchio 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Reddy Ice Holdings, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2010. 3. Approval of the amendment to the Reddy Ice Holdings, Inc. 2005 Long Term Equity Incentive and Share Award Plan, as amended. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. AS TO ANY OTHER MATTER, SAID PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20730300000000001000 8 042910 CHECK THIS BOX IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES IN PERSON AT THIS MEETING:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 29, 2010
REDDY ICE HOLDINGS, INC. 8750 NORTH CENTRAL EXPRESSWAY, SUITE 1800 DALLAS, TEXAS 75231 PROXY STATEMENT
2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2010
GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
ELECTION OF DIRECTORS (ITEM 1)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)
APPROVAL OF AMENDMENT TO THE REDDY ICE HOLDINGS, INC. 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN, AS AMENDED (ITEM 3)
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
GENERAL
  Annex A
REDDY ICE HOLDINGS, INC. 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN (as Amended through March 19, 2010)